EXHIBIT 10.3

VON KARMAN FUNDING LLC,

as Purchaser,

and

NEW CENTURY MORTGAGE CORPORATION,

as Seller and Servicer

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

dated as of September 5, 2003

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

			Page
ARTICLE 13	[RESERVED]		67

ARTICLE 14	ASSIGNMENT		67

	Section 14.1	Assignment	67

ARTICLE 15	COMMITMENT FEE		68

	Section 15.1	Commitment Fee	68

EXHIBIT A TRANSFER SUPPLEMENT

EXHIBIT B RATED BIDDER

EXHIBIT C [RESERVED]

EXHIBIT D FORM OF SERVICER REPORT

EXHIBIT E FORM OF MONTHLY DISPOSITION REPORT

EXHIBIT F FORM OF MONTHLY PORTFOLIO REPORT

EXHIBIT G-1 FORM OF QUARTERLY COMPLIANCE CERTIFICATE

EXHIBIT G-2 FORM OF MONTHLY LIQUIDITY COMPLIANCE CERTIFICATE

-iv-

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT, dated as of September 5, 2003 (as amended, supplemented or otherwise modified and in effect from time to time, the “Purchase Agreement”), between VON KARMAN FUNDING LLC, a Delaware limited liability company, as purchaser (the “Purchaser”) and NEW CENTURY MORTGAGE CORPORATION, a California corporation, as seller and servicer (the “Company”, in its capacity as servicer hereunder, the “Servicer” and in its capacity as seller hereunder, the “Seller”).

W I T N E S S E T H

WHEREAS, the Purchaser has agreed to purchase from the Seller and the Seller has agreed to sell to the Purchaser from time to time Mortgage Loans constituting Eligible Loans until the termination of this Purchase Agreement in accordance with Section 11.1 hereof. The Company wishes to service each Mortgage Loan on behalf of the Purchaser after the sale and purchase thereof.

WHEREAS, the Purchaser and the Company, as Seller and Servicer, wish to prescribe the manner of purchase of the Mortgage Loans and the management, servicing and control of the Mortgage Loans.

WHEREAS, the Purchaser intends to sell the Mortgage Loans and the Servicer will arrange for the sale of the Mortgage Loans on behalf of the Purchaser to Mortgage Loan Buyers.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company, as the Seller and the Servicer, agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Acquisition Date Accrued Interest”:  With respect to any Mortgage Loan, the amount of interest, if any, accrued and unpaid on the date of acquisition of such Mortgage Loan by the Purchaser.

“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities (including, without limitation, partnership interests), by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Allocated Expenses”:  The meaning assigned to such term in the Security Agreement.

“Appraised Value”:  The value set forth in an appraisal made in connection with the origination or subsequent servicing of the related Mortgage Loan as the value of the Mortgaged Property.

“Assignment of Mortgage”:  An assignment of mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

“Back-up Servicer”:  Ocwen Federal Bank FSB.

“Bid Price”:  The meaning assigned to such term in Section 4.2(e) hereof.

“BIF”:  The Bank Insurance Fund or any successor thereto.

“Business Day”:  Any day other than (i) Saturday and Sunday or (ii) a day on which banking institutions or foreign exchange markets in New York City are authorized or required by law, regulation or executive order to be closed for business.

“Calculation Agent”:  Citigroup Global Markets Inc. or its designee.

“Cash Equivalent Investment”.  At any time, (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1+” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A2” by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash-Out Refinancing Loan”:  A refinancing transaction with respect to a Mortgage Loan, in which the amount received from the refinancing loan exceeds the aggregate amount required for (x) repayment of the existing Mortgage Loan, plus closing costs and fees, and (y) satisfaction of any outstanding subordinate mortgage liens, by an amount in excess of the lesser of (i) $2,000, or (ii) two percent (2%) of the Mortgage Loan, and the terms of the Mortgage Note allows the relevant Mortgagor to receive such excess amount for any purpose.

“Class”:  Shall mean any Secured Liquidity Notes with the same Expected Maturity (regardless of the date of issuance thereof, and including any Extended Notes derived from such Secured Liquidity Notes).

“Closing Date”:  The closing date specified in any Transfer Supplement, which is the date as to which the sale of any Portfolio is designated to occur.

“Code”:  The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

“Collateral Account”:  The meaning assigned to such term in Section 4.6(b) hereof.

“Collateral Agent”:  Deutsche Bank Trust Company Americas, not in its individual capacity but solely as collateral agent under the Security Agreement, or any successor collateral agent under the Security Agreement.

“Collection Account”:  The meaning assigned to such term in Section 4.5 hereof.

“Combined LTV”:  With respect to any Mortgage Loans as of the date of origination, the ratio (expressed as a percentage) on such date of (x) the outstanding principal amount of the Mortgage Loan (plus, in the case of a Second Lien Mortgage Loan, the outstanding principal balance of the related first lien mortgage loan) which is secured by a lien on the related Mortgaged Property, to (y) to the lesser of (i) the most recently obtained Appraised Value of the Mortgaged Property and (ii) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

“Commitment Fee”:  Is defined in the Side Letter.

“Company”:  The meaning assigned to such term in the recitals hereof.

“Condemnation Proceeds”:  As to each Mortgage Loan, all awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to the Mortgagor pursuant to the terms of the related Loan Documents.

“Contractual Obligation”:  As to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Current Transfer Price”:  With respect to any Mortgage Loan, the prevailing price at which mortgage loans are transferred by the Company to NC Capital Corporation, which is quarterly reset to reflect prevailing market conditions and a fair return on assets for each of the Company and NC Capital Corporation based upon their respective roles, provided that, the Current Transfer Price shall in any event be not less than the Outstanding Purchase Price (plus accrued interest thereon) of such Mortgage Loan.

“Custodial Agreement”:  The custodial agreement, dated as of the date hereof, by and among the Purchaser, the Seller, the Collateral Agent and the Custodian, as the same may at any time be amended, modified or supplemented.

“Custodian”:  Deutsche Bank National Trust Company, in its capacity as custodian under the Custodial Agreement, or any successor custodian under the Custodial Agreement.

“Customary Servicing Procedures”:  Procedures (including collection procedures) that the Servicer customarily employs and exercises in servicing and administering non-prime loans for its own account which are in accordance with accepted non-prime loan servicing practices of prudent mortgage lenders in the jurisdiction in which the Mortgaged Property is situated for properties of a similar type.

“Cut-Off Date”:  Shall mean (i) with respect to the repurchase of a Mortgage Loan by the Seller or the Servicer pursuant to Section 3.3, 6.2 or 7.1 hereof, the date of such repurchase and (ii) with respect to any other sale by the Purchaser of a Mortgage Loan, the time and date established by the Purchaser and the Mortgage Loan Buyer as the time and date on and after which all principal and interest collected and other benefits accruing on the Mortgage Loan shall belong to such Mortgage Loan Buyer.

“Defaulted Loan”:  Any Mortgage Loan (i) which has a Monthly Payment that is past its Due Date for a period of time extending beyond the close of business on the corresponding day of the third calendar month immediately succeeding the month in which such Due Date occurred, or, if there is no such corresponding day (e.g., as when the third calendar month is a 30-day month and such Due Date occurred on the 31st day of a month), then on the last day of such third calendar month, without giving effect to any Monthly Advance, or (ii) which is a Delinquent Loan for which the Servicer has not made a Monthly Advance and the Servicer has delivered a certificate pursuant to Section 5.1 hereof or (iii) where any other event has occurred which gives the holder the right to accelerate payment of the Mortgage Loan and/or take steps to foreclose on the Mortgage securing the Mortgage Loan under the related Mortgage Note or other Loan Documents, including without limitation the bankruptcy of the Mortgagor.

“Deferred Amount”:  Any amount payable or paid by a purchaser (other than the Purchaser) of Mortgage Loans or the servicing rights in respect thereof after the settlement date of the sale or securitization of such Mortgage Loans or servicing rights, in respect of deferred sale price or deferred excess servicing fee, or other cash consideration for such sale or securitization.

“Delinquent Loan”:  Any Mortgage Loan which has a Monthly Payment that is past its Due Date for a period of time extending beyond the close of business on the corresponding day of the month immediately succeeding the month in which such Due Date occurred, or, if there is no such corresponding day (e.g., as when a 30-day month follows a 31-day month in which such Due Date occurred on the 31st day of such month), then on the last day of such immediately succeeding month, up to but not including the corresponding day of the third calendar month immediately succeeding the month in which such Due Date occurred, or, if there is no such corresponding day (e.g., as when the third calendar month is a 30-day month and such Due Date occurred on the 31st day of a month), then on the last day of such third calendar month, without giving effect to any Monthly Advance.

“Depositary”:  Deutsche Bank Trust Company Americas, in its capacity as depositary under the Depositary Agreement, or any successor depositary under the Depositary Agreement.

“Depositary Agreement”:  The depositary agreement, dated as of the date hereof, entered into by the Purchaser and the Depositary, as the same may at any time be amended, modified or supplemented.

“Distressed Termination Event”:  Any Security Agreement Event of Default or Termination Event which is not a Non-Distressed Termination Event.

“Due Date”:  With respect to each Mortgage Loan, the day on which the related Monthly Payment on such Mortgage Loan is due, exclusive of any grace period.

“Eligibility Criteria”:  Is defined in the Side Letter.

“Eligibility Representations”:  The representations and warranties made by the Seller with respect to each Mortgage Loan, set forth in Section 3.2 hereof.

“Eligible Investments”:  Investments which mature no later than the Business Day prior to the next following Payment Date in the following: (i) obligations issued by, or the full and timely payment of principal of and interest on which is fully guaranteed by, the United States of America or any agency or instrumentality thereof (which agency or instrumentality is backed by the full faith and credit of the United States of America), (ii) commercial paper notes (other than the Secured Liquidity Notes) rated (at the time of purchase) at least “A-l+” by S&P, “P-1” by Moody’s and, if rated by Fitch, “F1+” by Fitch, (iii) certificates of deposit, other deposits or bankers’ acceptances issued by or established with commercial banks having short-term deposit ratings (at the time of purchase) of at least “A-l+” by S&P, “P-1” by Moody’s and, if rated by Fitch, “F1+” by Fitch, (iv) repurchase agreements involving any of the Eligible Investments described in clauses (i) through (iii) hereof so long as the other party to the repurchase agreement has short-term unsecured debt obligations or short-term deposits rated (at the time of purchase) at least “A-l+” by S&P, “P-1” by Moody’s and, if rated by Fitch, “F1+” by Fitch and (v) direct obligations of any money market fund or other similar investment company all of whose investments consist of obligations described in the foregoing clauses of this definition and that is rated “AAAm” by S&P and “Aam” by Moody’s. In addition, any such Eligible Investment shall not have an “r” highlighter affixed to its rating, and its term shall have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest on any Eligible Investment shall be tied to a single interest rate index plus a single fixed spread, if any, and move proportionately with that index. Without limitation of the foregoing, “Eligible Investments” may include investments for which the Collateral Agent or its Affiliates serves as investment manager or advisor.

“Eligible Loan”:  Mortgage Loans that satisfy the Eligibility Criteria, Eligibility Representations, Portfolio Aging Limitations and which, taken together with the other Mortgage

Loans owned or to be owned by the Purchaser, does not cause a breach of the Portfolio Criteria. An Eligible Loan includes, without limitation, the Mortgage Loan File, Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Eligible Loan.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if:

(a)    such Person shall become insolvent or admit in writing its inability to pay its debts as they come due, or the commencement by such Person of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Person or of any substantial part of its property or the making by such Person of an assignment for the benefit of creditors or the failure by such Person generally to pay its debts as such debts become due or the taking of action by such Person in furtherance of any of the foregoing; or

(b)    an involuntary petition or an involuntary proceeding shall have been filed or commenced against such Person under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or seeking the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Person or of any substantial part of its property, or seeking the winding up or liquidation of the affairs of such Person and such petition or proceeding shall not have been dismissed for a period of thirty (30) days (in the case of the Purchaser), or sixty (60) days (in any other case), or an order or decree for relief against such Person shall be entered in any such proceeding; or

(c)    the board of directors of such Person (if such Person is a corporation or similar entity) shall vote to implement any of the actions set forth in clause (b) above.

“Expected Maturity”:  Has the meaning given in the Security Agreement.

“Expense Rate”:  For any Remittance Period, the rate equal to 12 times a fraction, the numerator of which is the aggregate Allocated Expenses for such Remittance Period and the denominator of which is the weighted average Outstanding Purchase Price of the Mortgage Loans owned by the Purchaser during such Remittance Period, provided, however, that for purposes of calculating the sum referred to in sub-clause (xviii) of the definition of “Portfolio Criteria”, the Expense Rate shall be deemed to be fifteen (15) basis points (0.15%) per annum.

“Extended Note Amortization Event”:  Any Extended Note which remains outstanding for thirty (30) days following the conversion of the related Secured Liquidity Note; provided, however, that any Extended Note Amortization Event shall cease to exist and shall no longer be deemed to be continuing from the date all Extended Notes are paid in full.

“Extended Notes”:  Any one of the Extended Notes resulting from the conversion of a Secured Liquidity Note to an Extended Note pursuant to a SLN Extension Event.

“Fallout Loan”:  A mortgage loan which was (a) proposed for sale into a whole loan sale or securitization and finally rejected by the prospective purchaser, or (b) previously sold (by any Person) to a third party in a whole loan sale or securitization, and which was subsequently repurchased by the seller in such whole loan sale, or removed from such securitization, for any reason.

“FDIC”:  The Federal Deposit Insurance Corporation, or any successor thereto.

“FICO Score”:  A statistical credit score obtained by many mortgage lenders in connection with a loan application to help assess a borrower’s creditworthiness. A FICO Score is generated by models developed by a third party and made available to lenders through three (3) national credit bureaus. The FICO Score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit and bankruptcy experience.

“Final Maturity”:  Has the meaning given in the Security Agreement.

“Financial Covenant Event of Default”:  Failure by the Seller and/or the Purchaser to comply with the obligations set forth in Section 3.5(i), which default shall be continuing unremedied for a period of three (3) Business Days.

“First Lien Mortgage Loan”:  A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

“First Pay Default Loan”:  A Mortgage Loan for which the initial Monthly Payment due thereon after origination is not made by the related Mortgagor within forty-five (45) days after the Due Date therefor.

“Fitch”:  Fitch, Inc. and any successor thereto.

“GAAP”:  Generally accepted accounting principles adopted in the United States, consistently applied.

“High Cost Loan”:  A mortgage loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, or (b) a “high cost”, “threshold”, “covered”, “predatory” or similar loan under any applicable federal, state or local law.

“Indebtedness”:  With respect to any Person at any time, without duplication, all obligations of such Person which, in accordance with GAAP, consistently applied, should be classified as liabilities on an unconsolidated balance sheet of such Person, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, but excluding accrued expenses and trade payables incurred and paid in the ordinary course of business, (f) all obligations of others secured by any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, in respect of letters of credit or banker’s acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all guarantees by such Person of Indebtedness of others, less (l) the aggregate amount of any indebtedness that is reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to such Person.

“Initial Purchase Price”:  Is defined in the Side Letter.

“Initial Required Reserve Fund Amount”:  The meaning assigned to such term in the Security Agreement.

“Insurance Proceeds”:  With respect to each Mortgage Loan, proceeds of insurance policies insuring the related Mortgaged Property to the extent not required to be released to the Mortgagor pursuant to the terms of the related Loan Documents.

“Insured Amount”:  The meaning assigned to such term in Section 4.10 hereof.

“Lien”:  Any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance or pledge for security purposes.

“Liquidation Proceeds”:  All amounts received and retained in connection with the liquidation of Defaulted Loans.

“Liquidity”:  For each relevant Person, the aggregate of all cash, Cash Equivalent Investments, and Overcollateralization, less the amount of Restricted Cash owned by such Person.

“LLC Agreement”:  The amended and restated limited liability company agreement of Von Karman Funding LLC, dated as of the date hereof, and executed by the

Member and the Special Member, as the same may at any time be amended, modified or supplemented.

“Loan Documents”:  The meaning assigned to such term in Section 2.1(b) hereof.

“Loan Rate”:  For any Remittance Period, the weighted average Mortgage Interest Rate for such Remittance Period calculated at the more recent of (i) the beginning of such Remittance Period, and (ii) the date that a Mortgage Loan was purchased by the Purchaser hereunder.

“Loan Termination Date”:  Each day on which a deposit is made into the Collateral Account in respect of Terminated Loans.

“Loan-to-Value Ratio” or “LTV”:  With respect to each Mortgage Loan, the ratio expressed as a percentage of the outstanding principal balance of the Mortgage Loan as of the date of origination of the Mortgage Loan, to the lesser of (i) the most recently obtained Appraised Value of the Mortgaged Property and (ii) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

“Manager”:  The Company.

“Market Value”:  With respect to any Mortgage Loan at any date, the price at which such Mortgage Loan could be sold in its entirety to a single, third-party purchaser on arm’s length terms, as determined by the Calculation Agent in its sole discretion and taking into account customary factors, including, but not limited to, market factors where such price is affected by the Purchaser (if that be the case) being in default under the Program Documents. Where the Calculation Agent is called upon to determine the Market Value of a particular portfolio of Mortgage Loans, the Calculation Agent may, but shall not be obligated to, take into account the increase or decrease in price attributable to such Mortgage Loans being part of such portfolio.

“Market Value Event Collateral Deposit”:  Has the meaning given in the Security Agreement.

“Market Value Requirement”:  Has the meaning given in the Security Agreement.

“Material Adverse Effect”:  A material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Purchaser or (b) the ability of the Purchaser, the Seller or the Servicer to perform any of its obligations under this Purchase Agreement or any of the other Program Documents.

“Member”:  The Company.

“MERS”:  Mortgage Electronic Registration Systems, Inc.

“MERS Mortgage”:  Any Mortgage that is recorded in the name of MERS, as nominee for the Company (or in such substantially similar language as the Company deems appropriate).

“Monthly Advance”:  Amounts advanced by the Servicer in respect of Delinquent Loans and Defaulted Loans pursuant to Section 5.1 hereof.

“Monthly Payment”:  The scheduled monthly payment of principal and interest on a Mortgage Loan.

“Monthly Remittance Date”:  The 24th day of each month, or if such day is not a Business Day, the preceding Business Day.

“Moody’s”:  Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage”:  The mortgage, deed of trust or other instrument which creates a first or second priority lien on an estate in fee simple in real property securing the Mortgage Note.

“Mortgage Interest Rate”:  The annualized regular rate of interest borne on a Mortgage Note relating to the Mortgage Loan.

“Mortgage Loan”:  Each non-prime loan identified in each Transfer Supplement.

“Mortgage Loan Buyer”:  A Securitization Vehicle or other Person that is purchasing a Portfolio from the Purchaser (other than the Seller or the Servicer in the case of a repurchase of a Mortgage Loan pursuant to Section 3.3, 6.2 or 7.1 hereof).

“Mortgage Loan Buyer Account”:  The meaning assigned to such term in Section 4.6(f) hereof.

“Mortgage Loan File”:  The items pertaining to each Mortgage Loan referred to in Section 2.1(b) hereof, and any additional documents required to be added to the Mortgage Loan File pursuant to this Purchase Agreement.

“Mortgage Loan Schedule”:  The meaning assigned to such term in the Custodial Agreement.

“Mortgage Note”:  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, relating to a Mortgage Loan.

“Mortgaged Property”:  The real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee”:  The lender on a Mortgage Note.

“Mortgagor”:  The obligor on a Mortgage Note.

“Net Worth”:  With respect to any Person, shall mean the excess of total assets of such Person over total liabilities of such Person, determined in accordance with GAAP.

“Non-Distressed Termination Event”:  (i) Any voluntary wind-down and termination of the Program, (ii) any of the events described in Sections 11.2(e), (i), (n) or (o)(ii)

hereof, and (iii) any of the events described in Sections 7.01 (l)(ii) (where the Swap Counterparty is the sole party in default), (m) (where the Swap Counterparty is the sole party in default) or (q) of the Security Agreement.

“Notes”:  Any of the Secured Liquidity Notes and Extended Notes.

“Officer’s Certificate”:  A certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary or any Assistant Secretary of the Seller, the Servicer or the Manager (on behalf of the Purchaser), as applicable.

“One-Month LIBOR”:  Means the rate derived using the method set forth in Section 4.06(b) of the Security Agreement.

“Opinion of Counsel”:  A written opinion of counsel, who may be an employee of the Seller or the Servicer, as applicable, in a form reasonably acceptable to the Purchaser.

“Outstanding Program Amount”:  As of any day, the aggregate of the Outstanding Purchase Price of all Eligible Loans owned by the Purchaser on that day.

“Outstanding Purchase Price”:  With respect to any Mortgage Loan and any date of determination, (i) the Initial Purchase Price of such Mortgage Loan, less (ii) the amounts of any payments received by the Purchaser in respect of Acquisition Date Accrued Interest, less (iii) all previous principal payments made on such Mortgage Loan after acquisition by the Purchaser and received by the Servicer prior to such date of determination; provided, however, that after any Loan Termination Date or any date on which a Mortgage Loan is repurchased by the Seller or the Servicer pursuant to Section 3.3, 6.2 or 7.1 hereof, the Outstanding Purchase Price of such Terminated Loan or such repurchased Mortgage Loan shall be zero.

“Overcollateralization”:  As of any date of determination for any Person, the excess of (i) the collateral value of assets pledged by that Person to a lender under a committed warehouse or repurchase facility (after taking into account required haircuts) over (ii) the aggregate amount of the advances or loans made by the lender to the Borrower under any such committed warehouse or repurchase facility.

“Payment Date”:  The 25th day of each month (or if such day is not a Business Day, the next following Business Day), commencing on October 25, 2003.

“Person”:  Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Portfolio”:  A Mortgage Loan or pool of Mortgage Loans sold to the Purchaser on a Closing Date pursuant to the terms hereof and the applicable Transfer Supplement.

“Portfolio Aging Limitations”:  Is defined in the Side Letter.

“Portfolio Criteria”:  Is defined in the Side Letter.

“Principal Prepayment”:  Any payment or other recovery of principal made on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Proceeds Account”:  As to each Mortgage Loan, any separate account or accounts created and maintained pursuant to Section 4.7 hereof.

“Program”:  The non-prime mortgage loan funding, sale and purchase program contemplated by the Program Documents.

“Program Documents”:  This Purchase Agreement, the Security Agreement, the Custodial Agreement, the LLC Agreement, the Rated Bidder Letter, the Depositary Agreement, the Total Return Swap, and the SLN Placement Agent Agreement.

“Program Size”:  $2,000,000,000 (as such limit may be increased or decreased in accordance with the Program Documents).

“Purchase Agreement”:  The meaning assigned to such term in the recitals hereof.

“Purchase Price”:  The meaning assigned to such term in Section 11.2 hereof.

“Purchaser”:  The meaning assigned to such term in the recitals hereof.

“Qualified Depository”:  Any depository the accounts of which are insured by the FDIC through the BIF or the SAIF and the debt obligations of which are rated “Aa2,” “AA” and “AA” or better by Moody’s, S&P and, if rated by Fitch, Fitch, respectively, or such depository as shall be acceptable to Moody’s, S&P and Fitch, as applicable.

“Qualified Purchaser”:  A regular purchaser in the market for non-prime loans.

“Rated Bidder”:  The meaning assigned to such term in Section 11.2 hereof.

“Rating Agency” or “Rating Agencies”:  With respect to the Company or the Notes, shall refer to S&P and Moody’s; and with respect to Eligible Investments, a Qualified Depositary, or the Swap Counterparty, shall refer to S&P, Moody’s and, if applicable, Fitch.

“Rating Agency Confirmation”:  A written confirmation from each Rating Agency rating the Notes that the proposed action will not cause the reduction or withdrawal of its then current rating (in effect immediately before taking such action) of any outstanding Notes.

“Refinanced Mortgage Loan”:  A Mortgage Loan, none of the proceeds of which were used to purchase the related Mortgage Property.

“Remittance Period”:  With respect to each Monthly Remittance Date, the calendar month immediately preceding such Monthly Remittance Date.

“REO Disposition”:  The final sale by the Servicer of any REO Property.

“REO Disposition Proceeds”:  All amounts received with respect to a REO Disposition pursuant to Section 4.17 hereof, net of (i) costs related thereto (including unreimbursed Servicing Advances) and (ii) unreimbursed Monthly Advances relating to the related Mortgage Loan.

“REO Property”:  A Mortgaged Property acquired by the Servicer on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.17 hereof.

“Repurchase Price”:  With respect to each Mortgage Loan that is repurchased by the Seller or the Servicer pursuant to Section 3.3, 6.2 or 7.1 hereof, the Outstanding Purchase Price of such loan plus accrued and unpaid interest to (but not including) the date of repurchase, as certified to the Collateral Agent by the Servicer.

“Required Reserve Fund Amount”:  The meaning assigned to such term in the Security Agreement.

“Required Senior Noteholders”:  Senior Noteholders holding in excess of 50% in aggregate principal amount of all outstanding Senior Notes, voting together as a single class.

“Reserve Fund”:  The segregated trust account established and maintained by the Collateral Agent for the benefit of the Secured Parties, as set forth in Section 6.05 of the Security Agreement.

“Restricted Cash”:  All cash and Cash Equivalent Investments that are subject to a Lien in favor of any Person other than the Collateral Agent on behalf of the Secured Parties, that are required to be maintained by the Purchaser pursuant to a Contractual Obligation or as a result of the operation of law.

“S&P”:  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto.

“SAIF”:  The Savings Association Insurance Fund, or any successor thereto.

“Sale Price”:  The meaning assigned to such term in Section 4.2(e) hereof.

“Second Lien Mortgage Loan”:  A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

“Secured Liquidity Notes”:  The Secured Liquidity Notes issued from time to time by the Purchaser pursuant to the Depositary Agreement and the Security Agreement.

“Secured Parties”:  As defined in the Security Agreement.

“Securities Act”:  The Securities Act of 1933, as amended.

“Securitization Vehicle”:  A special purpose entity established for the purpose of (i) securitizing mortgage loans or (ii) funding mortgage loans through a commercial paper program or repurchase facility.

“Security Agreement”:  The Security Agreement dated as of the date hereof, between the Purchaser and the Collateral Agent.

“Security Agreement Event of Default”:  An event of default set forth in the Security Agreement.

“Seller”:  Shall have the meaning set forth in the recitals hereto.

“Senior Noteholders”:  The registered holders of any Senior Notes.

“Senior Notes”:  The Secured Liquidity Notes and Extended Notes.

“Series”:  The Secured Liquidity Notes and Extended Notes taken together as one series.

“Servicer”:  The meaning assigned to such term in the recitals hereof, and any successor appointed pursuant to Section 12.1.

“Servicer Event of Default”:  The meaning assigned to such term in Section 10.1 hereof.

“Servicer Report”:  The meaning assigned to such term in Section 4.18 hereof.

“Servicing Advances”:  All customary, reasonable and necessary “out of pocket” costs and expenses other than Monthly Advances (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Servicer in connection with a default or other unanticipated occurrence with respect to each Mortgage Loan owned by the Purchaser (and not including the performance of its ordinary and customary activities as Servicer), including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) any advances of taxes, insurance premiums and other charges made pursuant to Section 4.9 hereof as a consequence of the default by the Mortgagor on its obligation to pay such amounts.

“Servicing Fee”:  With respect to the services provided by the Servicer pursuant to this Purchase Agreement, a monthly servicing fee of one half of one percent (0.50%) per annum on the Outstanding Purchase Price of Mortgage Loans held by the Purchaser as of the first day of such month.

“Servicing File”:  The meaning assigned to such term in Section 2.1(b) hereof.

“Side Letter”:  The Side Letter, dated as of the date hereof, among the Company, the Purchaser, the Swap Counterparty and the Collateral Agent.

“SLN Extension Event”:  With respect to any Secured Liquidity Note, such Secured Liquidity Note is not paid in full on its Expected Maturity and, as a result, such Secured Liquidity Note is converted to an Extended Note pursuant to the Security Agreement.

“SLN Placement Agent”:  Citigroup Global Markets Inc., Banc of America Securities LLC, and such others as may be appointed by the Purchaser from time to time, each as a SLN Placement Agent pursuant to the SLN Placement Agent Agreement.

“SLN Placement Agent Agreement”:  The private placement agreement, dated as of the date hereof, among the Purchaser, the Company and the SLN Placement Agents.

“Special Member”:  Kenneth J. Uva.

“Swap Counterparty”:  Citibank, N.A. while it is a party to the Total Return Swap, or any other Person which is a commercial bank or financial institution having a short-term credit rating of “A-1+”, “P-1” and “F1+” from S&P, Moody’s and, if rated by Fitch, Fitch, respectively, and a long-term credit rating of at least “AA-”, “Aa3” and “AA-” from S&P, Moody’s and, if rated by Fitch, Fitch, respectively, and which becomes a swap counterparty under a Total Return Swap, provided, however, that no such other Person may become a Swap Counterparty without having first obtained Rating Agency Confirmation.

“Swap Counterparty Representative”:  The meaning assigned to such term in Section 11.2 hereof.

“Swap Fee Spread”:  The amount separately agreed to be paid by the Issuer to the Swap Counterparty in consideration for the Swap Counterparty entering into and maintaining the Total Return Swap.

“Tangible Net Worth”:  With respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its subsidiaries, less the consolidated net book value of all assets of such Person and its subsidiaries (to the extent reflected as an asset on the balance sheet of such Person or any subsidiary of such Person at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that, residual securities owned by such Person shall not be treated as intangibles for purposes of this definition.

“Terminated Loan”:  Each Mortgage Loan owned by the Purchaser which is wholly prepaid by the Mortgagor, or sold by the Purchaser to a Mortgage Loan Buyer (other than a repurchase or sale, or a Mortgage Loan subject to sale to or repurchase by, the Seller or the Servicer pursuant to Section3.3, 6.2 or 7.1 hereof).

“Termination Event”:  The meaning assigned to such term in Section 11.2 hereof.

“Termination Event Auction”:  The meaning assigned to such term in Section 11.2 hereof.

“Total Indebtedness”:  At any time, the aggregate Indebtedness of any Person and its subsidiaries.

“Total Return Swap”:  One or more total return swap agreements, each dated as of the date hereof, and any other total return swap agreement entered into, between the Purchaser and each Swap Counterparty separately or any substitute total return swaps entered into pursuant to the provisions of the Total Return Swap.

“Total Return Swap Event of Default”:  An event of default under any Total Return Swap.

“Total Return Swap Termination Event”:  A termination event under any Total Return Swap.

“Transfer Supplement”:  The document pursuant to which a Portfolio is sold by the Seller to the Purchaser, a form of which is attached hereto as Exhibit A.

“Wet Funded Loan”:  A Mortgage Loan that is originated or acquired by the Seller and purchased by the Purchaser, prior to the delivery of the Mortgage Note to the Custodian.

“Wet Funded Loan Limitation”:  Is defined in the Side Letter.

ARTICLE 2

SALE OF MORTGAGE LOANS; POSSESSION OF

MORTGAGE FILES; BOOKS AND RECORDS;

CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

Section 2.1    Sale of Mortgage Loans; Possession of Mortgage Loan Files; Maintenance of Mortgage Loan Files.

(a)    (i)  From time to time, pursuant to any Transfer Supplement, the Seller may sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms hereof, all the right, title and interest of the Seller in and to each Mortgage Loan identified on such Transfer Supplement, including Wet Funded Loans; provided, however, that the Purchaser shall not at any time be required to purchase Mortgage Loans to the extent that, after giving effect to such purchase, the Outstanding Program Amount is greater than the then-current Program Size; provided, further, that each Mortgage Loan transferred on each Closing Date must be an Eligible Loan. In connection with the sale of Mortgage Loans to the Purchaser, the Seller shall sell, transfer, assign, set over and convey to the Purchaser all right, title and interest of the Seller in and to the servicing rights related to such Mortgage Loans. The Seller shall provide a notice to the Purchaser, the Servicer, the Collateral Agent and the Swap Counterparty not later than 12:00 noon (New York City time) (where the Purchaser intends to issue Secured Liquidity Notes to fund its purchase of a Portfolio on such day), or 4:00 p.m. (New York City time) (where the Purchaser does not intend to issue Secured Liquidity Notes to fund its purchase of a Portfolio on such day) on the Closing Date of its intention to sell a Portfolio to the Purchaser pursuant to a Transfer Supplement. In such notice, the Seller shall inform the Purchaser of the aggregate principal balance of the Mortgage Loans that it intends to sell on such date. The subject Portfolio and related servicing rights shall be sold by the Seller to the Purchaser as described in Section 2.2 hereof. Each Transfer Supplement shall be executed by the Seller and the Purchaser at the time of the sale of the subject Portfolio and related servicing rights. Notwithstanding the foregoing, the Purchaser may not purchase any Mortgage Loans during the continuation of an Extended Note Amortization Event or a Termination Event.

(i)    Upon execution of any Transfer Supplement by the Seller and the Purchaser and receipt of the Initial Purchase Price therefor, the Seller hereby sells, assigns, transfers, sets over and conveys to the Purchaser all right, title and interest of the Seller in, to and under each Mortgage Loan identified on such Transfer Supplement. It is intended that the transfer, assignment and conveyance herein contemplated constitute a sale of the Mortgage Loans, conveying good title thereto free and clear of any liens, by the Seller to the Purchaser and that the Mortgage Loans and related servicing rights not be part of the Seller’s estate in the event of insolvency. In the event that the Mortgage Loans and related servicing rights are held to be property of the Seller or if for any other reason any Transfer Supplement is held or deemed not to absolutely sell and assign the Mortgage Loans and related servicing rights, the parties intend that the Seller shall be deemed to have granted, and does hereby grant, to the Purchaser a valid security interest, free and clear of any lien, claim or interest of any other Person, in the Seller’s right, title and interest in the Mortgage Loans and all collateral related thereto now existing or hereafter arising for the purpose of securing the rights of the Purchaser under this Purchase Agreement, and that this Purchase Agreement and the Transfer Supplement shall each constitute a security agreement under applicable law.

(b)  Pursuant to Section 2.5 hereof, as soon as practicable but in any event on or before the date which is seven (7) Business Days after the sale of any Mortgage Loan to the Purchaser, the Seller shall deliver and release each related Mortgage Note, Mortgage and Assignment of Mortgage, including Mortgage Notes, Mortgages and Assignments of Mortgages on Wet Funded Loans (subject to the Wet Funded Loan Limitation), to the Custodian, as bailee, initially for the Purchaser and then for the Collateral Agent pursuant to the Custodial Agreement; provided, however, that any Mortgage Loan whose related Mortgage Note, Mortgage and Assignment of Mortgage are not delivered on or before the date which is seven (7) Business Days after the sale of such Mortgage Loan to the Purchaser shall be repurchased by the Seller on such seventh (7th) Business Day at the Repurchase Price in accordance with Section 3.3 hereof; provided, further, that any Mortgage Loan that is not repurchased by the Seller on or before a date which is five (5) days after the expiration of such seven (7) Business Day period shall be sold by the Servicer as soon as practicable. The Seller shall deliver the related Loan Documents not delivered to the Custodian (the “Servicing File”) to the Servicer and the contents of each related Servicing File shall be held in trust by the Servicer, as bailee, for the benefit of the Purchaser as owner and the Collateral Agent as secured party; provided, however, that the failure of the Seller to deliver any such Loan Document, which failure does not have a material and adverse impact on the value of a Mortgage Loan, shall not constitute a breach of this Purchase Agreement; provided, further, that all Mortgage Notes, Mortgages and Assignments of Mortgages shall be delivered to the Custodian, as bailee, initially for the Purchaser and then for the Collateral Agent, as provided in the first sentence of this Section 2.1(b). The possession of each Servicing File by the Servicer is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan and such retention and possession by the Servicer is in a custodial capacity only. Upon the sale of the Mortgage Loans to the Purchaser, the ownership of each related Mortgage Note, Mortgage, Assignment of Mortgage and the remainder of the Mortgage Loan File shall vest immediately in the Purchaser, and the ownership of all other records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Servicer shall vest immediately in the Purchaser and shall be retained and maintained by the Servicer, in trust, at the will of the Purchaser and the Collateral Agent and only in such custodial capacity. Each Servicing File and the Servicer’s books and records shall be marked appropriately to reflect clearly the sale of the related Mortgage Loans to the Purchaser. The Custodian shall only release its custody of the Mortgage Notes, Mortgages, Assignments of Mortgages and other contents of a Mortgage Loan File in its possession in accordance with the Custodial Agreement.

The Mortgage Loan File shall consist of the following documents (constituting, collectively, the “Loan Documents”) and such other documents as the Purchaser may reasonably require from time to time:

(i)    the original of any guarantee executed in connection with the Mortgage Note (if any);

(ii)    the original Mortgage with evidence of recording thereon. If in connection with each Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, (a) in the case of a delay caused by the public recording office, a photocopy of such Mortgage, together with an Officer’s Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller or (b) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a photocopy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage. Any provision in this Purchase Agreement or any other Program Document that requires a Mortgage to be delivered within seven (7) Business Days after the sale of the related Mortgage Loan to the Purchaser shall be deemed complied with if, under the circumstances described in the immediately preceding sentence, the document(s) described in clause (a) or (b) of such sentence, as applicable, are delivered within such seven (7) Business Day period;

(iii)    the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon;

(iv)    except with respect to a MERS Mortgage (which shall not require an assignment), the original duly executed Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording; if the Mortgage Loan was acquired by the Seller in a merger, any Assignment of Mortgage (other than with respect to a MERS Mortgage, which shall not require an assignment) must be made by “[Seller], successor by merger to [name of predecessor].” If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, any Assignment of Mortgage (other than with respect to a MERS Mortgage, which shall not require an assignment) must be by “[Seller], formerly known as [previous name].” If the Mortgage Loan was acquired by the Seller as receiver for another entity, any Assignment of Mortgage (other than with respect to a MERS Mortgage, which shall not require an assignment) must be by “[Seller], receiver for [name of entity in receivership].” Any Assignment of Mortgage must be duly recorded only if recordation is required as provided in Section 12.9 hereof. If any Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Custodian. If any Assignment of Mortgage is not to be recorded but is otherwise required hereunder, such Assignment of Mortgage shall be delivered in blank;

(v)    the originals of all intervening assignments of mortgage from any Person not an Affiliate of the Seller, with evidence of recording thereon (if such recording is necessary as represented in Section 3.2 (cc) hereof), or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignment of mortgage, the Seller shall deliver or cause to be delivered to the Servicer, (a) in the case of a delay caused by the public recording office, a photocopy of such intervening assignment, together with an Officer’s Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Servicer upon receipt thereof by the Seller or (b) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in a case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

(vi)    if available, either (a) the original mortgagee title insurance policy or, if the policy has not yet been issued, the irrevocable written commitment, interim binder or marked up binder for a title insurance policy issued by the title insurance company dated and certified as of the date the Mortgage Loan was funded, or (b) the original attorney’s opinion of title; and

(vii)    the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

(c)  It is the intention of this Purchase Agreement that each conveyance of the Seller’s right, title and interest in and to each Mortgage Loan pursuant to this Purchase Agreement and any Transfer Supplement shall constitute a purchase and sale and not a loan.

Section 2.2    Determination of Initial Purchase Price.

No later than 12.00 noon (New York City time) (where the Purchaser intends to issue Secured Liquidity Notes to fund its purchase of a Portfolio on such day) on each Closing Date (or 4:00 p.m. (New York City time) where the Purchaser does not intend to issue Secured Liquidity Notes to fund its purchase of a Portfolio on such day), the Seller shall deliver to the Purchaser a Transfer Supplement and shall notify the Purchaser of its calculation of the Initial Purchase Price for each Mortgage Loan in the Portfolio. If the Purchaser does not agree with any purchase calculation or the sale does not close for any other reason, the Closing Date for the Portfolio shall be rescheduled to a later date, at its option, by the Seller. The Purchaser and the Seller shall use their best efforts to close the sale of any Portfolio on any such Closing Date. The Purchaser shall pay to the Seller the Initial Purchase Price of each Mortgage Loan purchased by it hereunder in immediately available funds not later than 5:00 p.m., (New York City time), on the Closing Date. Each Mortgage Loan must be an Eligible Loan.

Section 2.3    Purchase Commitment Term.

Subject to the terms and conditions of the Program Documents, the commitment of the Purchaser under this Purchase Agreement shall expire on the termination of this Purchase Agreement, pursuant to Section 11.1 hereof.

Section 2.4    Books and Records; Transfers of Mortgage Loans.

From and after each related Closing Date, all rights arising with respect to each Mortgage Loan sold pursuant to any Transfer Supplement, including but not limited to all funds received on or in connection with each Mortgage Loan, shall be received and held by the Servicer in trust for the benefit of the Purchaser. Pursuant to the Custodial Agreement, the Custodian shall hold all of the Mortgage Notes, Mortgages and Assignments of Mortgages as described in the Custodial Agreement.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with its Customary Servicing Procedures.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser, the Collateral Agent, any SLN Placement Agent, the Depositary or their respective designees, upon reasonable advance notice, at the offices of the Servicer during normal business hours the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter pursuant to applicable laws and regulations.

Section 2.5    Custodial Agreement.

Pursuant to the Custodial Agreement, the Seller shall, from time to time in connection with the purchase of Mortgage Loans pursuant to the terms of this Purchase Agreement, deliver to the Custodian, on or before the date which is seven (7) Business Days after the related Closing Date, the Mortgage Note, Mortgage and Assignment of Mortgage with respect to each Mortgage Loan transferred. The Custodian shall hold each Mortgage Note, Mortgage and Assignment of Mortgage in trust, as bailee, initially for the Purchaser and then for the Collateral Agent pursuant to the Custodial Agreement.

Section 2.6    Capital Contribution.

To the extent that the Market Value of any Portfolio on the related Closing Date exceeds the Initial Purchase Price of such Mortgage Loan, such excess shall be a capital contribution by the Seller to the Purchaser.

Section 2.7    Reserve Fund Deposit.

On the first Closing Date pursuant to this Purchase Agreement and on each date that any Mortgage Loans are sold to the Purchaser in connection with an increase in the Outstanding Program Amount, the Purchaser shall deposit an amount into the Reserve Fund from the proceeds of the commitment fees paid to the Purchaser pursuant to Section 15.1, so that the amount on deposit in the Reserve Fund equals the Initial Required Reserve Fund Amount.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES;

COVENANTS; REMEDIES AND BREACH

Section 3.1    Representations and Warranties of the Company.

The Company, as Seller and Servicer, represents and warrants to the Purchaser that as of each applicable Closing Date:

(a)    Due Organization and Authority.  The Company is duly organized, validly existing and in good standing under the laws of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if required to conduct business of the type conducted by it, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of any Mortgage Loan sold hereunder and the servicing of any such Mortgage Loan in accordance with the terms of this Agreement and any Transfer Supplement, except where the failure to hold such license or qualification, or be in such good standing or compliance with law, would not have a material adverse effect on its ability to perform its obligations hereunder; the Company has the full power and authority to execute and deliver this Purchase Agreement and any Transfer Supplement and to perform its obligations in accordance herewith and therewith; the execution, delivery and performance of this Purchase Agreement and any Transfer Supplement by the Company and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company; all requisite corporate action has been taken by the Company to make this Purchase Agreement and any Transfer Supplement valid and binding upon the Company pursuant to its terms; this Purchase Agreement and any Transfer Supplement each evidences the valid, binding and enforceable obligation of the Company except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    Ordinary Course of Business.  The performance of the transactions contemplated by this Purchase Agreement are in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Purchase Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(c)    No Conflicts.  None of the execution and delivery of this Purchase Agreement or any Transfer Supplement, the origination or acquisition of Mortgage Loans by the Company, the sale of Mortgage Loans to the Purchaser or the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Purchase Agreement or any Transfer Supplement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s charter or by-laws or any material agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation in any material respect of any applicable law, rule, regulation, order, judgment or decree to which the Company, or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans in any material respect, or impair the value of the Mortgage Loans in any material respect.

(d)    Ability to Service.  The Company as Servicer services mortgage loans in accordance with its Customary Servicing Procedures. The Company as Servicer has the facilities, procedures and experienced personnel necessary for the servicing of the Mortgage Loans. There are no sub-servicers hereunder as of the date of this Purchase Agreement and the Servicer will terminate any sub-servicer hereunder within ninety (90) days after being directed to do so by the Required Senior Noteholders or the Swap Counterparty.

(e)    Reasonable Servicing Fee.  The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for servicing, administering and arranging for the sale of the Mortgage Loans pursuant to this Purchase Agreement and shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Purchase Agreement.

(f)    No Litigation Pending.  Other than as disclosed on the most recent 10-K and 10-Q filings with the Securities Exchange Commission by New Century Financial Corporation, there is no action, suit, proceeding or investigation pending or to its knowledge threatened against the Company which, either in any one instance or in the aggregate, would result in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or which would draw into question the validity of this Purchase Agreement or any Transfer Supplement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Company contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Purchase Agreement or any Transfer Supplement.

(g)    No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance with this Purchase Agreement or any Transfer Supplement or the sale of the Mortgage Loans, or if required, such consent, approval, authorization or order has been obtained.

(h)    Selection Process.  Any Portfolio of Mortgage Loans sold pursuant to a Transfer Supplement was selected from mortgage loans originated by the Seller or acquired by the Seller from third parties and are Mortgage Loans which satisfy the Eligibility Criteria (other than the Eligibility Representations, which are the subject of the representations set forth in Section 3.2 hereof), Portfolio Criteria and Wet Funded Loan Limitation, and any selection process employed by it was not made in a manner so as to materially adversely affect the interest of the Purchaser.

(i)    No Untrue Information.  None of this Purchase Agreement, any Transfer Supplement or any statement, report or other document prepared by the Company or to be prepared by the Company pursuant to this Purchase Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact relating to the Company or the Mortgage Loans or omits to state a fact necessary to make the statements herein or therein, under the circumstances in which they were made, not misleading.

(j)    Financial Statements.  The financial statements of New Century Financial Corporation, copies of which have been furnished to the Purchaser, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of New Century Financial Corporation as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no change which has had a material adverse effect with respect to New Century Financial Corporation. Except as disclosed in such financial statements, New Century Financial Corporation is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a reasonable likelihood of having a material adverse effect with respect to New Century Financial Corporation.

(k)    No Brokers’ Fees.  The Seller has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the sale of each Mortgage Loan to the Purchaser.

(l)    Fair Consideration.  The consideration received by the Seller in connection with the sale of the Mortgage Loans under this Purchase Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

(m)    Ability to Perform.  The Company does not believe, nor does it have reason or cause to believe, that it cannot perform the covenants contained in this Purchase Agreement in all material respects. The Company is not insolvent, nor will it be made insolvent by the sale of the Mortgage Loans to the Purchaser, nor is the Company aware of any pending insolvency, and the sale of the Mortgage Loans to the Purchaser is not undertaken to hinder, delay or defraud any of the Company’s creditors.

(n)    Company’s Origination.  The Company’s decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Company’s underwriting standards, and is in no way made as a result of the Purchaser’s commitment to purchase Mortgage Loans pursuant to this Purchase Agreement.

Section 3.2    Representations and Warranties Regarding Individual Mortgage Loans; Eligibility Representations.

With respect to each Mortgage Loan sold by the Seller to the Purchaser, the Seller hereby represents and warrants to the Purchaser that as of each applicable Closing Date:

(a)    Eligibility of Mortgage Loans.  The Mortgage Loan is an Eligible Loan.

(b)    Mortgage Loans as Described.  The information set forth in the Mortgage Loan Schedule attached to the applicable Transfer Supplement is complete, true and correct in all material respects.

(c)    Valid First or Second Lien.  The Mortgage is a valid, subsisting and enforceable first or second lien of record (or is in the process of being recorded) on the Mortgaged Property, including all buildings on the Mortgaged Property, and all additions, alterations and replacements made at any time with respect to the foregoing, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The lien of the Mortgage is subject only to:

(1)    the lien of current real property taxes and assessments not yet due and payable;

(2)    covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy, or attorney’s opinion of title;

(3)    other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

(4)    with respect to each Second Lien Mortgage Loan, a prior mortgage lien on the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (A) first lien and first priority security interest with respect to each First Lien Mortgage Loan, or (B) second lien and second priority security interest with respect to each Second Lien Mortgage Loan, in either case, on the property described therein and the Seller has full right to sell and assign the same to the Purchaser. The Mortgaged Property was not, as of the date of the origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien senior to the lien of the Mortgage, except liens as set forth in this Section 3.2(c).

(d)    Ownership.  The Seller is the sole owner of record and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to the related Transfer Supplement.

(e)    No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Section 3.2(c) hereof.

(f)    Conformance with Underwriting Standards.  The Mortgage Loan was originated by the Company, an Affiliate of the Seller or a broker for simultaneous assignment to the Seller or was acquired by the Seller from a correspondent lender. The Mortgage Loan was underwritten (or, if acquired by the Seller from a correspondent lender, re-underwritten) to comply with the Seller’s underwriting standards in effect on the date of origination (or, if acquired by the Seller from a correspondent lender, on the date of acquisition) of such Mortgage Loan.

(g)    Payments Current.    The Mortgage Loan is not a Delinquent Loan.

(h)    No Mortgagor Bankruptcy.  To the best of the Seller’s knowledge and belief, no Mortgagor is the subject of a bankruptcy or similar proceeding.

(i)    No Outstanding Charges.  To the best of the Seller’s knowledge and belief, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents with respect to the Mortgaged Property which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage

Loan proceeds, whichever is greater, to the day which precedes by one (1) month the Due Date of the first installment of principal and interest.

(j)    Original Terms Unmodified.  The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any material respect from the date of origination except by a written instrument which has been recorded, if necessary, to protect the interests of the Purchaser, and which has been delivered to the Custodian or the Servicer, as required hereunder.

(k)    No Defenses.  To the best of the Seller’s knowledge and belief, the Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject the Mortgage Note or the Mortgage to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.

(l)    Hazard Insurance.  Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured against loss by fire and hazards of extended coverage pursuant to insurance policies conforming to the requirements of Section 4.11 hereof. If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect which policy conforms to the requirements of Section 4.11 hereof. All individual insurance policies contain a standard mortgagee clause naming (or that will name) the Company and its successors and assigns as mortgagee, and to the best of the Seller’s knowledge and belief, all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided that the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development. To the best of the Seller’s knowledge and belief, the hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. To the best of the Seller’s knowledge and belief, the Company has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either.

(m)    Compliance with Applicable Laws.  Any applicable requirements of federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan, including any origination by the Company of the Mortgage

Loan, to the best of the Seller’s knowledge and belief, have been complied with by the Company in all material respects.

(n)    No Satisfaction of Mortgage.  The Mortgage has not been satisfied, cancelled, subordinated (except in the case of a Second Lien Mortgage Loan, to the prior mortgage lien on the related Mortgaged Property) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. To the best of the Seller’s knowledge and belief, the Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default.

(o)    Location and Type of Mortgaged Property.  The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit or townhouse, or an individual unit in a planned unit development, or a unit of manufactured housing treated as real estate under applicable state law. To the best of the Seller’s knowledge and belief, no portion of the Mortgaged Property is used for commercial purposes.

(p)    Validity of Mortgage Documents.  The Mortgage Note and the Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof enforceable pursuant to its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All parties to the Mortgage Note and the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and any other related agreement, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. To the best of the Seller’s knowledge and belief, the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. To the best of the Seller’s knowledge and belief, no fraud was committed in connection with the origination of the Mortgage Loan.

(q)    Consolidation of Future Advances.  Any advances made after the date of origination of the Mortgage Loan, but prior to the sale of the Mortgage Loan to the Purchaser, have been consolidated with the outstanding principal amount secured by the related Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan. No Mortgage Note relating to a Mortgage Loan permits or obligates the Company to make future advances to the related Mortgagor at the option of the Mortgagor.

(r)    Doing Business.  To the best of the Seller’s knowledge and belief, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) organized under the laws of such state, (iii) qualified to do business in such state or (iv) not required to qualify to do business in such state.

(s)    LTV.  The Combined LTV of the Mortgage Loan is not more than 100%.

(t)    Title Insurance.  The Mortgage Loan is covered by:

(i)    an attorney’s opinion of title, the form and substance of which are acceptable to mortgage lending institutions making non-prime loans in the area where the Mortgaged Property is located; or

(ii)    either (A) an ALTA lender’s title insurance policy issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first or second priority lien of the Mortgage in an amount at least equal to the original principal amount of the Mortgage Loan, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage Note and other Loan Documents providing for adjustment in the Mortgage Interest Rate and Monthly Payment, or (B) a binding commitment from such title insurer to issue the same;

in each case subject to the exceptions contained in clauses (i) and (ii), and with respect to each Second Lien Mortgage Loan, clause (4) of Section 3.02(c) hereof and in all cases subject to the exceptions to title set forth in the title insurance policy (or commitment), attorney’s opinion of title, which exceptions are generally acceptable to banking institutions in connection with their regular mortgage lending activities, and to such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by the Mortgage. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required lender’s title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller or an Affiliate of the Seller is the sole insured of such lender’s title insurance policy (or commitment), and such lender’s title insurance policy is in full force and effect or will be in force and effect upon issuance pursuant to the commitment. To the best of the Seller’s knowledge and belief, no claims have been made under such lender’s title insurance policy, and no prior holder of the Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy.

(u)    No Defaults.  To the best of the Seller’s knowledge and belief, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note, and no event with respect to which the applicable grace or cure period has expired which, with the passage of time or with notice, would constitute a default, breach, violation or event of acceleration, and neither the Seller nor its predecessors have waived any default, breach, violation or event of acceleration. To the best of the Seller’s knowledge and belief, with respect to each Second Lien Mortgage Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under the prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, (iv) the prior mortgage does not provide for negative amortization, (v) no funds provided to the Mortgagor from the Second Lien Mortgage Loan were concurrently used as a down payment for the prior mortgage, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the Mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such Mortgagee an opportunity to cure by payment in full or otherwise, any default under the prior mortgage.

(v)    No Mechanics’ Liens.  To the best of the Seller’s knowledge and belief, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage, which are not insured against or otherwise covered by the applicable title policy.

(w)    Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and, to the best of the Seller’s knowledge and belief, no improvements on adjoining properties encroach upon the Mortgaged Property. To the best of the Seller’s knowledge and belief, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

(x)    Customary Provisions.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property. There is no homestead or other exemption, other than any applicable Mortgagor redemption rights, available to a Mortgagor which would materially interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(y)    Occupancy of the Mortgaged Property.  To the best of the Seller’s knowledge and belief, the Mortgaged Property is lawfully occupied under applicable law. To the best of the Seller’s knowledge and belief, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and with respect to the use and occupancy of the Mortgaged Property, including but not limited to certificates of occupancy and fire underwriting certificates, have been made by or obtained from the appropriate authorities.

(z)    Deeds of Trust.  In the event that the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(aa)    Acceptable Investment.  The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit-standing not reflected in the representations set forth herein, or in the documents delivered to the Custodian or in the Mortgage Loan File, that could reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment or cause the Mortgage Loan to become delinquent or materially adversely affect the value or the marketability of the Mortgage Loan.

(bb)    Delivery of Mortgage Note, Mortgage and Assignment of Mortgage.  The Mortgage Note endorsed in blank or to the Purchaser, the Mortgage (or a copy of the Mortgage, as permitted under the circumstances described in clause (ii) of the second paragraph of Section 2.1(b) hereof) and the Assignment of Mortgage required to be delivered for the Mortgage Loan by the Seller under the Custodial Agreement (i) have been delivered to the Custodian on or prior to the Closing Date or (ii) will be delivered to the Custodian as soon as practicable, but in no event later than seven (7) Business Days from the Closing Date. The Seller is in possession of a complete Mortgage Loan File with respect to the Mortgage Loan; provided, however, that in the case of a Wet Funded Loan, the Seller is not in possession of the related Mortgage Note.

(cc)    Recording of Mortgage.  The original Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the related Mortgaged Property is located. The original Mortgage (in recordable form and acceptable for recording) was recorded or is in the process of being recorded under the laws of the jurisdiction in which the related Mortgaged Property is located. All intervening assignments of the original Mortgage (other than unrecorded warehouse assignments) have been delivered for recordation or have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of or purchasers from the Seller. The Assignment of Mortgage (other than with respect to a MERS Mortgage, which shall not require an assignment) is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the related Mortgaged Property is located.

(dd)    Due on Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder.

(ee)    No Graduated Payments.  The Mortgage Loan is not a graduated payment mortgage loan and does not have a shared appreciation feature.

(ff)    Mortgaged Property Undamaged.  To the best of the Seller’s knowledge and belief, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. To the best of the Seller’s knowledge and belief, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect materially adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

(gg)    Collection Practices; Adjustable Rate Mortgage Loan Adjustments.  To the best of the Seller’s knowledge and belief, the collection practices used by the Servicer with respect to the Mortgage Loan have been in accordance with the Servicer’s Customary Servicing Procedures, are in compliance in all material respects with all applicable laws and regulations, and all Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.

(hh)    Appraisal.    The Mortgage Loan File contains an appraisal of the related Mortgaged Property signed prior to the approval of the mortgage loan application by a qualified appraiser, duly appointed by or acceptable to the Seller, who, to the best of the Seller’s knowledge and belief, had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date that the Mortgage Loan was originated.

(ii)    Soldiers’ and Sailors’ Relief Act.  The Mortgagor has not notified the Seller and the Seller has no knowledge of any relief requested by the Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940.

(jj)    Environmental Matters.  To the best of the Seller’s knowledge and belief, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property. There is no pending action or proceeding directly involving any Mortgaged Property of which the Seller is aware in which compliance with any environmental law, rule or regulation is an issue; and, to the best of the Seller’s knowledge and belief, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting of a prerequisite to use and enjoyment of said property.

(kk)    No Construction Loans.  To the best of the Seller’s knowledge and belief, no Mortgage Loan (i) was made for the construction or rehabilitation of a Mortgaged Property which has not been completed or (ii) provides for future advances of funds by the Company which have not yet been advanced or (iii) facilitates the trade-in or exchange of a Mortgaged Property.

(ll)    Regarding the Mortgagor.  The Mortgagor is one (1) or more natural persons.

(mm)    Consent.  Either (a) no consent for the Second Lien Mortgage Loan is required by the holder of the related first lien mortgage or (b) such consent has been obtained and is contained in the Mortgage Loan File.

(nn)    Mortgagor Acknowledgment.  If the Mortgage Loan is an adjustable rate mortgage loan, the Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans. The Servicer agrees that it shall maintain such statement in the Mortgage Loan File.

(oo)    No Buydown Provisions.  The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions currently in effect which may constitute a “buydown” provision.

(pp)    Schedule of Payments.  Each Mortgage Note with respect to a Mortgage Loan provides for a schedule of substantially level and equal Monthly Payments (or periodic rate adjustments in the case of Mortgage Loans that have an adjustable interest rate) which are sufficient to amortize fully the principal balance of such Mortgage Note on or before its maturity date.

(qq)    [reserved]

(rr)    No Taxes, Fees or Charges.  The sale, transfer, assignment and conveyance of the Mortgage Loan by the Seller pursuant to this Purchase Agreement are not subject to and will not result in any tax, fee or governmental charge payable by the Seller or the Purchaser to any federal, state or local government other than such taxes, fees and governmental charges which have been or will be paid as due by the Seller.

(ss)    Ground Lease.  With respect to each Mortgaged Property subject to a ground lease (i) the current ground lessor has been identified and all ground rents which have previously become due and owing have been paid, (ii) the ground lease term extends, or is automatically renewable, for at least five years beyond the maturity date of the related Mortgage Loan, (iii) the ground lease has been duly executed and recorded, (iv) the amount of the ground rent and any increases therein are clearly identified in the lease and are for predetermined amounts at predetermined times, (v) the ground rent payment is included in the Mortgagor’s monthly payment as an expense item in determining the qualification of the Mortgagor for such Mortgage Loan, (vi) the Purchaser on behalf of the Collateral Agent has the right to cure defaults on the ground lease, and (vii) the terms and conditions of the leasehold do not prevent the free and absolute marketability of the Mortgaged Property.

(tt)    Mortgage Interest Rate.  The Mortgage Interest Rate on the Mortgage Loan is calculated on the basis of a year of 360 days with twelve 30-day months.

(uu)    Negative Amortization.  If the Mortgage Loan has a variable interest rate, it is not subject to negative amortization.

(vv)    [reserved]

(ww)    Rights Under Insurance Policies.  The Seller has caused and will cause to be performed any and all acts required to be performed by it to preserve the rights and remedies of the Collateral Agent in any insurance policies applicable to the Mortgage Loan including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent.

(xx)    Prepayment Penalty.  If the Mortgage Loan contains a provision that provides for the payment of a penalty if the related Mortgage Note is paid in full prior to the date such Mortgage Note is scheduled to be paid in full, such provision is enforceable under applicable law.

Section 3.3    Remedies for Breach of Representations and Warranties, First Pay Default Loans.

It is understood and agreed that the representations and warranties set forth in Sections 3.1 and 3.2 hereof shall survive the sale of each Mortgage Loan to the Purchaser and the delivery of the Servicing File to the Servicer and delivery of the Mortgage Notes, Mortgages and Assignments of Mortgages to the Custodian and shall inure to the benefit of the Purchaser notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage Loan File. Upon discovery by either the Seller, the Servicer or the Purchaser (i) of a breach of any of the foregoing representations and warranties, or (ii) that any of the representations or warranties in Section 3.1 or Section 3.2 hereof were untrue at the time made without regard to any limitation contained therein concerning the knowledge of the Seller or the Servicer as to the facts stated therein, and in each case which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interest of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach or inaccuracy shall give prompt written notice to the other two, the Collateral Agent and the Swap Counterparty.

Within thirty (30) days of the earlier of either discovery by or notice to the Seller of any such breach or inaccuracy (without regard to any limitation contained therein concerning the knowledge of the Seller or the Servicer as to the facts stated therein) of a representation or warranty set forth in Section 3.1 hereof that materially and adversely affects the value of any Mortgage Loan, the Seller shall use its best efforts promptly to cure such breach or inaccuracy in all material respects and, if such breach or inaccuracy cannot be cured, or is not cured, within such thirty (30) day time period, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. Within ten (10) days of the earlier of either discovery by or notice to the Seller of any such breach or inaccuracy (without regard to any limitation contained therein concerning the knowledge of the Seller or the Servicer as to the facts stated therein) of a representation or warranty set forth in Section 3.2 hereof that materially and adversely affects the value of any Mortgage Loan, the Seller shall use its best efforts promptly to cure such breach or inaccuracy in all material respects and, if such breach or inaccuracy cannot be cured, or is not cured, within such ten (10) day time period, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. Within ten (10) days of a Mortgage Loan becoming a First Pay Default Loan, the Seller shall use its best efforts promptly to procure the related Mortgagor to cure such payment default and, if such default cannot be cured, or is not cured, within such ten (10) day time period, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In each case, the Repurchase Price shall be remitted to the Collateral Agent and shall be deposited into the Collateral Account on the day of receipt. Upon receipt of the Repurchase Price by the Collateral Agent, the Purchaser and the Seller shall arrange for the reassignment of the Mortgage Loan or Mortgage Loans to the Seller and the delivery to the Seller of any documents held by the

Custodian or the Servicer relating to the reassigned Mortgage Loan or Mortgage Loans. Notwithstanding the fact that a representation or warranty contained in Section 3.1 or 3.2 hereof may be limited to the Seller’s knowledge, such limitation shall not relieve the Seller of its repurchase obligation under this Section 3.3.

In addition to such repurchase obligation, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, transfer taxes, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the representations and warranties of the Seller contained in this Purchase Agreement. The Seller shall not be obligated under this indemnity for any indirect or consequential damages. It is understood and agreed that the obligations of the Seller set forth in this Section 3.3 to cure or repurchase a Mortgage Loan and to indemnify the Purchaser constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties, or any First Pay Default Loans.

Section 3.4    Conditions to Closing.

The obligation of the Purchaser to purchase the Mortgage Loans that are the subject of any Transfer Supplement shall be subject to satisfaction of each of the following conditions on or before the related Closing Date:

(a)    To the best of the Seller’s knowledge and belief, all of the representations and warranties of the Seller contained in this Purchase Agreement shall be true and correct in all material respects as of such Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a Servicer Event of Default under this Purchase Agreement;

(b)    The Seller shall have delivered and released to the Custodian all documents required to be delivered to the Custodian pursuant to the Custodial Agreement;

(c)    No Termination Event shall have occurred and be continuing; and

(d)    All other material terms and conditions of this Purchase Agreement shall have been satisfied.

Section 3.5    Covenants of the Company and the Purchaser.

(a)    Licenses.  The Company shall maintain its qualifications to do business and all licenses necessary to perform its obligations hereunder.

(b)    Servicing Standards.  The Servicer will administer and service Mortgage Loans, and arrange for the sale of Mortgage Loans, pursuant to the terms of this Purchase Agreement, the Mortgage Notes, applicable law and its Customary Servicing Procedures.

(c)    Delivery of Mortgage Note.  The Seller shall deliver each Mortgage Note, Mortgage and Assignment of Mortgage, including Mortgage Notes, Mortgages and Assignments of Mortgages on Wet Funded Loans, to the Custodian as soon as practicable, but in any event within seven (7) Business Days of the purchase by the Purchaser of the related Mortgage Loan, and, if any Mortgage Note, Mortgage or Assignment of Mortgage is not delivered within seven (7) Business Days of purchase, the related Mortgage Loan shall be repurchased on such seventh (7th) Business Day by the Seller at the Repurchase Price.

(d)    Portfolio Criteria and Limitations.  The Servicer agrees that as of any date of determination, the Mortgage Loans shall satisfy the Portfolio Criteria, the Eligibility Criteria set forth in clause (i) of the definition thereof, the Portfolio Aging Limitations and the Wet Funded Loan Limitation.

(e)    Changes in Origination and Underwriting Criteria.  The Company shall inform the Swap Counterparty and each Rating Agency rating any outstanding Notes of any changes in the Company’s origination or underwriting practices and guidelines with respect to mortgage loans that would have a Material Adverse Effect (as determined by the Company).

(f)    Extended Note Amortization Event.  The Purchaser shall not purchase any Mortgage Loans during the continuation of an Extended Note Amortization Event.

(g)    Defaulted Loans.  The Servicer shall sell on behalf of the Purchaser any Mortgage Loan that becomes a Defaulted Loan as soon as practicable after becoming a Defaulted Loan.

(h)    Concentration.  The Servicer shall arrange for sales of Mortgage Loans to assure that the Outstanding Purchase Price of Mortgage Loans payable by a single obligor shall not exceed two percent (2%) of the Outstanding Purchase Price of all Mortgage Loans owned by the Purchaser at any time.

(i)    Certain Financial Covenants.  The Seller and the Purchaser shall:

(i)    Maintain, on a consolidated basis, a Tangible Net Worth not less than the greater of (1) $230,000,000, and (2) seventy-five percent (75%) of (x) their consolidated Tangible Net Worth as of December 31, 2002, plus, (y) ninety percent (90%) of all capital contributions made during the fiscal year ending on December 31, 2003, plus, (z) fifty percent (50%) of positive year-to-date net income for such Persons.

(ii)    Ensure that New Century Financial Corporation shall maintain a Tangible Net Worth not less than the greater of (1) $250,000,000, and (2) seventy-five percent (75%) of (w) its Tangible Net Worth as of December 31, 2002, plus, (x) ninety percent (90%) of all capital contributions made during the fiscal year ending on December 31, 2003, plus, (y) fifty percent (50%) of positive year-to-date net income for such Persons, minus, (z) the dollar value of all repurchases of common stock in New Century Financial Corporation by New Century Financial Corporation, in an amount not to exceed the lesser of: (i) the dollar equivalent of repurchases of 1,800,000 shares (or share equivalents in the case of stock splits/reverse splits), or (ii) $40,000,000.

(iii)    Maintain a ratio of Total Indebtedness to Tangible Net Worth not greater than 12:1, measured on a consolidated basis on the last day of each fiscal quarter of the Seller and the Purchaser.

(iv)    Ensure that New Century Financial Corporation shall maintain a ratio of Total Indebtedness to Tangible Net Worth not greater than 12:1, measured on the last day of each of its fiscal quarters.

(v)    Maintain, together with New Century Financial Corporation on a consolidated basis, Liquidity in an amount equal to not less than $60,000,000.

ARTICLE 4

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.1    The Company to Act as Servicer; Servicing and Administration of the Mortgage Loans.

(a)    (i) The Company, as an independent contract servicer, shall service and administer the Mortgage Loans. The Servicer shall proceed in the best interests of and for the benefit of the Purchaser (as determined by the Servicer in its reasonable judgment) with a view to the maximization of timely recovery of principal and interest on the Mortgage Loans, consistent with the provisions hereof. The Servicer will be required to service and administer each Mortgage Loan in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers similar non-prime loans which it owns, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans.

The Servicer shall service the Mortgage Loans in a manner consistent with the Portfolio Criteria, Portfolio Aging Limitations and Wet Funded Loan Limitation. Additionally, as the principal of any Notes becomes due and payable, whether pursuant to the terms thereof or by the occurrence of a Security Agreement Event of Default or optional repurchase, maturity or otherwise, the Purchaser shall cause the Servicer to arrange for the sale of Mortgage Loans at such times and in such manner so that the proceeds of the sale, together with amounts received by the Purchaser in connection with the Total Return Swap, are available to pay amounts due and owing on such Notes.

Any Affiliate of the Company may purchase any Mortgage Loans from the Purchaser at any time and from time to time (including following the occurrence and during the continuance of a Non-Distressed Termination Event), other than following the occurrence and during the continuance of a Distressed Termination Event (unless the Affiliate or Affiliates purchase a sufficient amount of the Mortgage Loans then owned by the Purchaser such that following such purchase, the aggregate of the Outstanding Program Amount plus all Allocated Expenses then current or to be incurred thereafter, is less than the Required Reserve Fund Amount), at the Current Transfer Price. Notwithstanding the foregoing, except for any sales by the Purchaser to Securitization Vehicles, no Affiliate of the Company may purchase any non-Delinquent Loan or non-Defaulted Loan from the Purchaser unless either (a) the purchase price paid by such Affiliate is at least equal to the then Outstanding Purchase Price of such Mortgage Loan plus accrued and unpaid interest arising under the related Mortgage Note, or (b) if the purchase price proposed to be paid by such Affiliate is less than the Outstanding Purchase Price of such Mortgage Loan plus accrued and unpaid interest arising under the related Mortgage Note, then (x) the Company shall procure that the Affiliate provide the Purchaser with a letter from a qualified, independent party stating that the purchase price proposed to be paid by such Affiliate is not less than the then-current fair market value of the Mortgage Loan, and, if no Non-Distressed Termination Event shall have occurred and be continuing, (y) the Company shall promptly notify the Swap Counterparty, or if there are multiple Swap Counterparties, such person as the Swap Counterparties shall designate as the Swap Counterparty representative (the Swap Counterparty or such designated person, the “Swap Counterparty Representative”) of the proposed price (the “Purchase Price”), and the Swap Counterparty Representative shall have up to two (2) Business Days from the time of notification to elect to purchase such Mortgage Loan at such Purchase Price. If the Swap Counterparty Representative elects to purchase such Mortgage Loan within such two (2) Business Day time period, the Swap Counterparty Representative shall pay the Purchase Price for such Mortgage Loan within two (2) Business Days of the date of such election. If the Swap Counterparty Representative fails to pay such Purchase Price or fails to affirmatively elect to purchase such Mortgage Loan, in either case, within the applicable time period referred to above, the relevant Affiliate of the Company shall have the right to purchase such Mortgage Loan at a price not less than the Purchase Price.

(i)    Except to the extent that this Purchase Agreement provides for a contrary specific course of action, the Servicer will be required to service and administer each Mortgage Loan without regard to (a) any other relationship that the Servicer, any sub-servicer or any Affiliate of the Servicer or any sub-servicer may have with the borrowers or any Affiliate of such borrowers, (b) the ownership of any Notes by the Servicer or any Affiliate of the Servicer, (c) the Servicer’s obligations to make any Monthly Advances or Servicing Advances or to incur servicing expenses with respect to each Mortgage Loan, (d) the Servicer’s or any sub-servicer’s right to receive compensation for its services under this Purchase Agreement or with respect to any particular transaction or (e) the ownership, servicing or management for others by the Servicer or any sub-servicer of any other mortgage loans or property.

(b)    The Servicer may enter into additional servicing or sub-servicing agreements with third parties with respect to any of its obligations hereunder, provided that any such agreement shall be consistent with the provisions of this Purchase Agreement and no sub-servicer (or its agent or subcontractors) shall grant any modification, waiver or amendment to any Mortgage Loan without the approval of the Servicer. Notwithstanding any servicing or sub-servicing agreement, any of the provisions of this Purchase Agreement relating to agreements or arrangements between the Servicer and any Person acting as servicer or sub-servicer (or its agents or subcontractors) or any reference to action taken through any Person acting as servicer or sub-servicer or otherwise, the Servicer shall remain obligated and primarily liable to the Purchaser for the servicing and administering of the Mortgage Loans and arranging for the sale of each Mortgage Loan pursuant to the provisions of this Purchase Agreement without diminution of such obligation or liability by virtue of such servicing or sub-servicing agreements or arrangements or by virtue of indemnification from any Person acting as servicer or sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Servicer alone were engaging in such activities. In the event that the Servicer is a sub-servicer, the Purchaser shall be entitled to proceed directly against the Servicer as sub-servicer to enforce the Servicer’s obligations to the Purchaser.

(c)    Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered to waive, modify or vary any term of any Mortgage Loan or consent to the postponement of compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, variance, postponement or indulgence is not materially adverse to the Purchaser; provided, however, that the Servicer shall not make any future advances to a Mortgagor with respect to each Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, imminent) the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal), release any collateral from the Mortgage Loan or change the final maturity date on such Mortgage Loan. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to each Mortgage Loan and with respect to the related Mortgaged Property. If reasonably required by the Servicer, the Purchaser shall furnish the Servicer with any powers of attorney, in recordable form, and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Purchase Agreement.

Section 4.2    Sales.

(a)    Subject to the servicing standards described in Section 4.1 hereof, the Servicer shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration that it may deem necessary and desirable in connection with arranging for the sale by the Purchaser of Mortgage Loans to Mortgage Loan Buyers. The Servicer shall have no liability to the Purchaser with respect to any sale, provided that the Servicer arranges for such sale in good faith pursuant to the procedures utilized by the Servicer in connection with any sale of mortgage loans held for its own account. The proceeds of sale of any Mortgage Loans will be remitted to the Collateral Agent and will be deposited into the Collateral Account maintained by the Collateral Agent on the day of receipt.

(b)    With respect to each sale of Mortgage Loans entered into by the Purchaser, the Servicer shall:

(i)    cooperate fully with the Purchaser, any prospective Mortgage Loan Buyer, or any party to any agreement executed in connection with the sale of such Mortgage Loans, with respect to all reasonable requests and due diligence procedures and use its best efforts to facilitate such sale;

(ii)    restate, as of the closing date of such sale, the representations and warranties contained in Section 3.1 hereof and state that, except as otherwise disclosed in writing by the Servicer to the Mortgage Loan Buyer, each of the representations and warranties with respect to such Mortgage Loans contained in Sections 3.2(b), (c), (e), (g), (h), (i), (j), (k), (l), (m), (n), (t), (u), (v), (w), (y), (z), (aa), (ff), (gg), (ii), (jj), (ss) and (ww) hereof, are true as of the closing date of such sale (and for this purpose, references to the knowledge of the Seller shall mean the knowledge of the Servicer);

(iii)    deliver to the Purchaser for inclusion in any prospectus or other offering material such written information regarding the New Century Financial Corporation, its respective financial condition, mortgage loan origination and servicing experience, and mortgage loan delinquency, foreclosure and loss experience as shall be reasonably requested by the Purchaser and indemnify and hold harmless the Purchaser against any and all liabilities, losses and expenses arising under the Securities Act in connection with any material misstatement contained in such written information or any omission of a material fact the inclusion of which was necessary to make such written information not misleading;

(iv)    deliver to the Purchaser and to any Person designated by the Purchaser, such statements and audit letters of reputable, certified public accountants pertaining to the written information provided by the Servicer pursuant to clause (iii) above as shall be reasonably requested by the Purchaser; and

(v)    deliver to the Purchaser, and to any Person designated by the Purchaser, such opinions of counsel as are customarily delivered by originators/servicers in connection with sales of Mortgage Loans of this type.

All Mortgage Loans not sold or transferred pursuant to a sale shall continue to be serviced pursuant to the terms of this Purchase Agreement.

(c)    With respect to each sale of Mortgage Loans entered into by the Purchaser, the Seller shall restate, as of the closing date of such sale, the representations and warranties contained in Section 3.1 hereof and the representations and warranties with respect to such Mortgage Loans contained in Sections 3.2(b), (f), (o), (p), (q), (r), (s), (x), (bb), (cc), (dd), (ee), (hh), (kk), (ll), (mm), (nn), (oo), (pp), (rr), (tt), (uu), and (xx) hereof.

(d)    Upon the sale of any Mortgage Loan, the rights and obligations of the Servicer hereunder with respect to such Mortgage Loan shall be terminated on the effective date of such sale. Upon written request from the Purchaser, the Servicer shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor’s possession the Mortgage Loan File, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loan and related documents, at the Servicer’s sole expense. The Servicer shall cooperate with such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to any Collection Account thereafter received with respect to the Mortgage Loan, subject to the Servicer’s right to withdraw any amounts it is entitled pursuant to this Purchase Agreement.

(e)    If the Servicer arranges for the sale of Mortgage Loans by the Purchaser pursuant to this Purchase Agreement and the sale price of any Mortgage Loan is less than the Outstanding Purchase Price of such Mortgage Loan, the Servicer shall give the Swap Counterparty written notice of the sale price (the “Sale Price”) of such Mortgage Loan or Mortgage Loans in advance of such sale. Such written notice shall also include a summary description of the procedure used in the determination of the Sale Price. The Swap Counterparty shall have two (2) Business Days from the receipt of such written notice to dispute the Sale Price. If the Swap Counterparty disputes the Sale Price, the Servicer and the Swap Counterparty shall use their best efforts to resolve such dispute within two (2) Business Days of receipt by the Swap Counterparty of such written notice. If the Swap Counterparty disputes the Sale Price of any Mortgage Loan and such dispute is not resolved, then the Swap Counterparty, or its designee, shall be permitted to purchase such Mortgage Loan at a price greater than 100.5% of the Sale Price (the “Bid Price”) within three (3) Business Days of receipt by the Swap Counterparty of the written notice of the Sale Price. If the Swap Counterparty fails to dispute the Sale Price within two (2) Business Days after receipt of notice of the Sale Price or fails (or such designee fails) to pay the Bid Price for such Mortgage Loan within three (3) Business Days after receipt of notice of the Sale Price, the Servicer shall be permitted to sell such Mortgage Loan in accordance with Section 4.2 (a) hereof.

Section 4.3    Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan is not paid when the payment becomes due and payable, by Monthly Advance or otherwise, or in the event that the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as the Servicer would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, which action shall be consistent with its Customary Servicing Procedures and in the best interest of the Purchaser; provided, however, that any Defaulted Loan will be sold by the Servicer on behalf of the Purchaser as soon as practicable after becoming a Defaulted Loan, and the Servicer shall use its best efforts to sell any such Defaulted Loan within five (5) Business Days after becoming a Defaulted Loan.

If at any time any outstanding Extended Notes are to become due and payable at their Final Maturity, and the Servicer appears to be likely to be unable to fulfill its obligation under Section 4.1 to arrange for the sale of Mortgage Loans at such times and in such manner so that the proceeds of the sale, together with amounts received by the Purchaser in connection with the Total Return Swap, are available to pay amounts due and owing on such Extended Notes at their Final Maturity, because the Servicer shall not have been able to sell Mortgage Loans despite having used its best efforts to do so, then the Swap Counterparty agrees, at the request of the Servicer, to purchase such Mortgage Loans at their Market Value and in sufficient time to ensure that the proceeds of such sale, together with funds payable by the Swap Counterparty under the Total Return Swap, shall be available no later than the Final Maturity of the outstanding Extended Notes.

Section 4.4 Collection of Mortgage Loan Payments.

The Servicer shall proceed diligently, pursuant to the Servicer’s Customary Servicing Procedures, to collect all payments called for under the terms and provisions of each Mortgage Loan it is obligated to service hereunder and shall follow such collection procedures as are consistent with this Purchase Agreement (including without limitation, the servicing standards set forth in Section 4.1 hereof). The Servicer shall segregate and hold all payments received by it separate and apart from any of its funds and general assets and in trust for the Secured Parties and shall apply such payments as provided in Section 4.5 hereof. The accounts established by the Servicer pursuant to this Article IV may include any number of sub-accounts for convenience in administering the Mortgage Loans.

Section 4.5 Establishment of, and Deposits to, Collection Account.

The Servicer shall establish with the Collateral Agent a single, segregated trust account which shall be designated as the collection account (the “Collection Account”), which shall be held in trust in the name of the Collateral Agent for the benefit of the Secured Parties, into which the Servicer shall from time to time deposit, within two (2) Business Days of the receipt thereof, and retain therein, the following collections received by the Servicer: (a) all payments on account of scheduled principal on the Mortgage Loans (including the principal portion of all Monthly Advances) (net of charges against such amounts allowed pursuant to Section 4.6(a) hereof), (b) all payments on account of interest on the Mortgage Loans (including the interest portion of all Monthly Advances) (net of charges against such amounts allowed pursuant to Sections 4.6(a) and 4.6(c)(i)(y) hereof and the last sentence of Section 4.6(d) hereof), (c) any partial or full Principal Prepayments, (d) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.11 and 4.12 hereof (other than proceeds to be held in the Proceeds Account and applied to the restoration or repair of the related Mortgaged Property or released to the Mortgagor in accordance with the Servicer’s Customary Servicing Procedures as specified in Section 4.15 hereof), (e) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor pursuant to Section 4.15 hereof, (f) any amounts required to be deposited by the Servicer pursuant to Section 4.12 hereof in connection with the deductible clause in any blanket hazard insurance policy, (g) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.17 hereof, and (h) any other amounts received with respect to or related to the Mortgage Loans, including but not limited to interest paid on funds deposited in the Collection Account, to the extent permitted by applicable law; provided, however, that all servicing related fees and charges described in Section 6.3(b) hereof may be retained by the Servicer as and when collected. The Collection Account shall be established with a Qualified Depository acceptable to the Purchaser. For so long as the Security Agreement shall be in effect, the Collection Account shall be maintained with the Collateral Agent. Any funds deposited in the Collection Account shall at all times be fully insured to the full extent permitted under applicable law. The Servicer shall be entitled to any interest earnings on amounts on deposit from time to time in the Collection Account.

Section 4.6 Permitted Withdrawals From Collection Account; Deposit into the Collateral Account.

(a) In connection with amounts deposited by the Servicer into the Collection Account by mistake or overpayment or as otherwise required to make adjustments to amounts deposited therein in accordance with ordinary and normal servicing adjustments, the Servicer shall be entitled to retain from time to time from collections on the Mortgage Loans owned by the Purchaser prior to the deposit of such collections in the Collection Account amounts equal to the amounts so deposited by mistake or overpayment or the adjustments so required, provided that the amounts so retained are reflected in the Servicer Report delivered to the Collateral Agent for the Remittance Period in which such retention occurred.

(b) Pursuant to the terms of the Security Agreement, the Collateral Agent shall establish a single, segregated trust account which shall be designated as the collateral account (the “Collateral Account”), which shall be held in trust in the name of the Collateral Agent for the benefit of the Secured Parties and over which the Collateral Agent shall have exclusive control and the sole right of withdrawal. The proceeds, including Deferred Amounts, of any sales of Mortgage Loans by the Purchaser to Mortgage Loan Buyers, the Repurchase Price of any Mortgage Loans repurchased by the Seller or the Servicer pursuant to Section 3.3, 6.2 or 7.1 hereof, and any other amounts payable in connection with the Seller’s or the Servicer’s repurchase of any Mortgage Loan and certain other amounts as more fully set forth in the Security Agreement, shall be deposited directly into the Collateral Account on the same day of receipt. Any and all funds at any time on deposit in, or otherwise to the credit of, the Collateral Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.

(c) Subject to Sections 4.6 (e) and 4.25 hereof, the Servicer shall, on or after each Monthly Remittance Date but no later than the Business Day immediately preceding the next following Payment Date, request the Collateral Agent to (i) withdraw (A) all amounts on deposit in the Collection Account on such Monthly Remittance Date, plus (B) to the extent not included in the amounts referred to in clause (A) above, all Monthly Advances deposited into the Collection Account with respect to the related Remittance Period and deposit such amounts into the Collateral Account for application pursuant to the terms of the Security Agreement, and (ii) release amounts in accordance with the Servicer Report delivered to the Collateral Agent for such Payment Date.

        (i) The Servicer shall be entitled to reimbursement for Monthly Advances and Servicing Advances previously made pursuant to Sections 5.1 or 4.9 hereof, respectively, either by (x) requesting, by delivery of a Servicer Report, the Collateral Agent to withdraw funds from the Collection Account to reimburse the Servicer for such Monthly Advances, or (y) retaining from interest payments on the related Mortgage Loans the amount of such Monthly Advances prior to the deposit of such interest payments into the Collection Account, provided, however, that such retention is reflected in a Servicer Report delivered to the Collateral Agent no later than the Monthly Remittance Date for the Remittance Period in which such retention occurred, the Servicer’s right to reimbursement pursuant to this clause (c)(i) being limited to amounts received on the related Mortgage Loan that represent late payments of interest respecting which any such Monthly Advance was made, it being understood that, in the case of any such reimbursement, the Servicer’s right thereto shall be prior to the rights of the Purchaser, except that, where the Servicer is required to repurchase a Mortgage Loan pursuant to Sections 6.2 and 7.1 hereof, the Servicer’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Sections 6.2 and 7.1 and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan.

        (ii) [reserved]

(d) Subject to Section 4.25 hereof, the Servicer shall, on or after each Monthly Remittance Date but no later than the Business Day immediately preceding the next following Payment Date, by delivery of the Servicer Report to the Collateral Agent, request the Collateral Agent to withdraw and remit to the Servicer on such date of delivery from the amounts in the Collection Account referred to in clauses (A) and (B) of Section 4.6(c)(i) hereof, an amount equal to (i) the Servicing Fee for the related Remittance Period and (ii) if and to the extent previously deposited into the Collection Account, any unpaid servicing related fees and charges to which the Servicer is entitled pursuant to Section 6.3(b) hereof. To the extent that the Servicing Fee and such other servicing related fees and charges are not remitted to the Servicer as provided above, they shall be paid to the Servicer as Allocated Expenses in the method and manner specified in the Security Agreement. Notwithstanding the foregoing, the Servicer shall be entitled to retain from the interest payments on the Mortgage Loans owned by the Purchaser prior to deposit of such payments into the Collection Account, the Servicing Fee to which it is entitled relating to such Mortgage Loans, provided that any such retention is reflected in the Servicer Report delivered to the Collateral Agent for the Remittance Period in which such retention occurred.

(e) Subject to the provisions of Section 4.6(f) hereof, the Servicer may, on any Business Day, request the Collateral Agent to withdraw any or all principal payments or collections (including partial or full Principal Prepayments) on deposit in the Collection Account and deposit such amounts into the Collateral Account; provided, however, that any interest payment accompanying a principal payment (including a partial or full Principal Prepayment) shall only be deposited into the Collateral Account in accordance with Section 4.6(c) hereof.

(f) The Servicer shall establish a separate account within the Collection Account to hold amounts deposited into the Collection Account with respect to Mortgage Loans that have been identified for sale by the Purchaser to a Mortgage Loan Buyer (a “Mortgage Loan Buyer Account”). Upon the establishment by the Purchaser and a Mortgage Loan Buyer of a Cut-Off Date for the sale of Mortgage Loans by the Purchaser to the Mortgage Loan Buyer, all amounts (including Monthly Advances) in respect of such Mortgage Loans which are deposited into the Collection Account on and after the Cut-Off Date and prior to the closing date for such sale (i) shall be directed by the Servicer to be held in the Mortgage Loan Buyer Account established for such sale and (ii) shall not be deposited into the Collateral Account pursuant to Section 4.6(c) or (e) hereof but shall remain in the Mortgage Loan Buyer Account until the closing or abandonment of such sale. Upon the closing of such sale, the Servicer shall, on the closing date for such sale, request the Collateral Agent to withdraw funds from the Mortgage Loan Buyer Account representing the amounts deposited into the Collection Account in respect of the Mortgage Loans sold to the Mortgage Loan Buyer during the period on and after the related Cut-Off Date and prior to such closing date and remit such amounts to the account of the Mortgage Loan Buyer as designated by the Purchaser. Upon failure of such sale, the amounts in the Mortgage Loan Buyer Account established for such sale shall be returned to the Collection Account for application pursuant to the provisions of this Purchase Agreement.

Section 4.7 Establishment of, and Deposits to, Proceeds Account.

The Servicer shall establish and maintain one (1) or more Proceeds Accounts which shall be held in trust in the name of the Collateral Agent for the benefit of the Secured Parties, in the form of time deposit or demand accounts, in a manner which shall provide maximum available insurance thereunder. Funds deposited in any Proceeds Account may be invested by the Servicer which shall be entitled to any investment income therefrom except as otherwise required by law. Funds deposited in any Proceeds Account may be drawn on by the Servicer pursuant to Section 4.8 hereof.

The Servicer shall deposit in such Proceeds Account within two (2) Business Days and retain therein all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

The Servicer shall make withdrawals from any Proceeds Account only to effect such payments as are required under this Purchase Agreement, as set forth in Section 4.8 hereof. To the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that such Proceeds Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.8 Permitted Withdrawals From Proceeds Account.

Withdrawals from any Proceeds Account may be made by the Servicer only:

(1) For transfer to the Collection Account and application to reduce the principal balance of a Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(2) For application to restoration or repair of the Mortgaged Property pursuant to the procedures outlined in Section 4.15 hereof; and

(3) To pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Proceeds Account.

Section 4.9 Servicing Advances.

The Servicer shall make Servicing Advances with respect to each Mortgage Loan, including advances of taxes or other charges which are or may become a lien on the related Mortgaged Property, and advances of premiums for fire and hazard insurance coverage on the related Mortgaged Property, to the extent not paid by the related Mortgagor, unless the Servicer provides an Officer’s Certificate to the Purchaser stating that such Servicing Advance would not be recoverable in its reasonable judgment.

Section 4.10 Protection of Accounts.

Amounts on deposit in the Collection Account may at the direction of the Servicer be invested by the Collateral Agent in Eligible Investments; provided, however, that in the event that amounts on deposit in the Collection Account (which shall be properly titled to insure the funds in such account on a loan-by-loan basis) exceed the amount fully insured by the FDIC (the “Insured Amount”) the Servicer shall be obligated to direct the Collateral Agent to invest the excess amount over the Insured Amount in Eligible Investments on the next Business Day as such excess amount becomes present in the Collection Account. Monies held in the Collection Account shall be invested in Eligible Investments having maturities of no greater than one day; provided, however, that if there are no Senior Notes then outstanding, monies held in the Collection Account shall be invested in Eligible Investments having maturities of no greater than thirty (30) days. So long as there are Eligible Investments having maturities of greater than one (1) day, the Purchaser shall not issue Secured Liquidity Notes. All such Eligible Investments shall be made in the name of, and shall be payable to, the Collateral Agent for the benefit of the Secured Parties.

Section 4.11 Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer pursuant to the Servicer’s Customary Servicing Procedures against loss by fire and hazards of extended coverage in an amount which is at least equal to, to the extent permitted by applicable law, the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the unpaid principal balance of the Mortgage Loan plus, in the case of a Second Lien Mortgage Loan, the unpaid principal balance of the first lien mortgage on the related Mortgaged Property, and in each case in an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer.

If upon origination or acquisition of the Mortgage Loan, the related Mortgaged Property was located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) the Servicer shall cause to be in effect a flood insurance policy meeting the requirements of the current guidelines of the Flood Insurance Administration with a generally acceptable insurance carrier pursuant to the Servicer’s Customary Servicing Procedures in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid principal balance of the Mortgage Loan (and, in the case of a Second Lien Mortgage Loan, the unpaid principal balance of the first lien mortgage on the related Mortgaged Property) if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended (assuming the Mortgaged Property is located in an area participating in the programs maintained under such Act). If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law, that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately place in force the required flood insurance on the Mortgagor’s behalf.

The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent; provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are generally acceptable companies pursuant to the Servicer’s Customary Servicing Procedures and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Servicer shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address. The Servicer shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date.

Pursuant to Section 4.5 hereof, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in any Proceeds Account and applied to the restoration or repair of the related Mortgaged Property or to be released to the Mortgagor in accordance with the Servicer’s Customary Servicing Procedures as specified in Section 4.15 hereof) shall be deposited in the Collection Account subject to withdrawal pursuant to Section 4.6 hereof.

Section 4.12 Maintenance of Mortgage Impairment Insurance.

If the Servicer shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.11 hereof and otherwise complies with all other requirements of Section 4.11, it shall conclusively be deemed to have satisfied its obligations as set forth in such Section 4.11. Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan shall be deposited in the Collection Account subject to withdrawal pursuant to Section 4.6 hereof. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.11 hereof, and there shall have been a loss which would have been covered by such policy, the Servicer shall deposit in the Collection Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Servicer’s funds, without reimbursement therefor. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy.

Section 4.13 Maintenance of Fidelity Bond and Errors and Omissions Insurance Policy.

The Servicer shall maintain with appropriate insurers of a type commonly insuring such risks, at its own expense, a blanket fidelity bond, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. Such fidelity bond shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, and negligent acts of such persons.

The Servicer shall also maintain with appropriate insurers of a type commonly insuring such risks, at its own expense, an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. No provision of this Section 4.13 requiring such fidelity bond or errors and omissions insurance policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Purchase Agreement. The minimum coverage under such fidelity bond or errors and omissions insurance policy shall be at least equal to the corresponding amounts required by the Servicer’s Customary Servicing Procedures. Upon the request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such fidelity bond and such errors and omissions insurance policy.

Section 4.14 Inspections.

The Servicer shall inspect the Mortgaged Property in accordance with its Customary Servicing Procedures.

Section 4.15 Restoration of Mortgaged Property.

The Servicer need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with the Servicer’s Customary Servicing Procedures. At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(1) The Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(2) The Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to, requiring waivers with respect to mechanics’ and materialmen’s liens;

(3) The Servicer shall verify that the Mortgage Loan is not in default; and

(4) Pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in any Proceeds Account.

Section 4.16 [Reserved].

Section 4.17 Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Servicer as agent for the Secured Parties, or in the event the Servicer is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be reasonably acceptable to the Purchaser. The Person or Persons holding such title other than the Servicer shall acknowledge in writing that such title is being held as nominee for the Servicer.

The Servicer shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the manner that similar property in the locality as the REO Property is managed. The Servicer shall attempt to sell the REO Property on such terms and conditions as the Servicer deems to be in the best interest of the Purchaser. The Servicer shall dispose of the REO Property in accordance with the Servicer’s Customary Servicing Procedures as soon as possible.

The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance.

The disposition of REO Property shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Purchaser. All REO Disposition Proceeds shall be promptly deposited in the Collection Account.

Section 4.18 Servicer Reports.

The Servicer shall deliver a report to the Purchaser, the Manager, the Collateral Agent, the Custodian, the Swap Counterparty and the SLN Placement Agents on or before the Business Day immediately preceding each Payment Date (the “Servicer Report”), a form of which is attached hereto as Exhibit D (which such Exhibit D will include Servicer Advances).

Section 4.19 Real Estate Owned Reports.

The Servicer shall furnish to the Purchaser on or before each Payment Date a statement with respect to any REO Property covering the operation of such REO Property and the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 4.20 Liquidation Reports.

As promptly as practicable following the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.21 Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.

Section 4.22 [Reserved].

Section 4.23 Monthly Disposition Report.

The Servicer shall on each Payment Date deliver to the Purchaser, the Swap Counterparty and the Collateral Agent a report with respect to sales of Mortgage Loans made by the Purchaser to Mortgage Loan Buyers in the preceding Remittance Period in substantially the form attached as Exhibit E hereto. Neither the Collateral Agent nor the Swap Counterparty shall have any duty to examine any such report.

Section 4.24 Monthly Portfolio Report.

The Servicer shall within fifteen (15) days of the end of each calendar month, deliver to the SLN Placement Agents, with a copy to the Swap Counterparty, a report with respect to the portfolio of Mortgage Loans owned by the Purchaser at the end of the preceding calendar month for distribution to investors in, and potential investors in, the Secured Liquidity Notes, in substantially the form attached as Exhibit F hereto. The Swap Counterparty shall have no duty to examine any such report.

Section 4.25 Servicer Advance Facility.

The Servicer is authorized to enter into a facility (an “Advance Facility”) with any Person which provides that such Person (an “Advancing Person”) may fund (whether by direct payment or by way of a loan to the Servicer) Monthly Advances and/or Servicing Advances under this Agreement, although no such Advance Facility shall reduce or otherwise affect the Servicer’s obligation to fund such Monthly Advances and/or Servicing Advances. If the Servicer enters into an Advance Facility pursuant to this Section 4.25, upon the reasonable request of the Advancing Person, the Servicer shall seek to procure from the Collateral Agent a letter to the Advancing Person, confirming that the Collateral Agent has received notice of the existence of the Advance Facility. If an Advancing Person funds any Monthly Advance and/or Servicing Advance (whether by direct payment or by way of a loan to the Servicer) and the Collateral Agent is provided with written notice acknowledged by the Servicer that such Advancing Person is entitled to reimbursement (whether in respect of such direct payment or to offset or pay down any loan to the Servicer), such Advancing Person (or nominee) shall be entitled to reimbursement in respect of such Monthly Advance and/or Servicing Advance in the place and stead of the Servicer, to the same extent that the Servicer is entitled to reimbursement under the Program Documents. Such notice from the Advancing Person must specify the amount of the reimbursement, the section of this Agreement (or other Program Document) that permits the applicable Monthly Advance or Servicing Advance to be reimbursed and the section(s) of the

Advance Facility documentation that entitle the Advancing Person (or nominee) (rather than the Servicer) to request reimbursement from the Collateral Agent, and include the Servicer’s acknowledgement thereto or proof of an event of default under the documentation for the Advance Facility entitling the Advancing Person to give such notice without the acknowledgement of the Servicer. The Collateral Agent shall have no duty or liability with respect to any calculation of any reimbursement to be paid to an Advancing Person, and shall be entitled to conclusively rely without independent investigation on the Advancing Person’s notice. An Advancing Person whose obligations are limited to the funding of Monthly Advances and/or Servicing Advances (whether by direct payment or by way of a loan to the Servicer) shall not be required to meet the qualifications of the Servicer or any permitted assignee under Section 9.5 hereof, and will not be deemed to be a sub-servicer or assignee of the Servicer.

If any Advance Facility is entered into, upon such facility becoming effective with respect to this Purchase Agreement and the Program Documents, the Servicer shall not be permitted to reimburse itself for Monthly Advances and Servicing Advances under Sections 4.5 or 4.6(c), or to be reimbursed pursuant to the Security Agreement, but instead the Advancing Person (or nominee) shall be reimbursed directly by (i) the Collateral Agent, from the proceeds of the Collection Account or the Collateral Account upon receipt of the written notice referred to above, or (ii) by the Servicer arranging for an appropriate portion of interest payments on Mortgage Loans to be directed to the Advancing Person (or nominee) as contemplated by Section 4.6(c)(i)(y).

Section 4.26 Covenant Compliance Certificates.

The Servicer shall deliver to the SLN Placement Agents, with a copy to the Swap Counterparty:

(a) within fifteen (15) days of the end of each March, June, September and December, a certificate substantially in the form of Exhibit G-1 hereto, showing with appropriate calculations compliance with the covenants set forth in Section 3.5(i)(i) through (iv).

(b) within fifteen (15) days of the end of each calendar month, a certificate substantially in the form of Exhibit G-2 hereto, showing with appropriate calculations compliance with the covenant set forth in Section 3.5(i)(v).

ARTICLE 5

SERVICER ADVANCES

Section 5.1 Monthly Advances.

On or after each Monthly Remittance Date, but no later than the Business Day immediately preceding the next following Payment Date, the Servicer shall deposit into the Collection Account from its own funds an amount equal to all Monthly Payments which were due on Mortgage Loans that became Delinquent Loans or Defaulted Loans during the related Remittance Period and which remain unpaid at the close of business on the last day of the related Remittance Period or which were deferred pursuant to Section 4.1 hereof (“Monthly Advances”).

The Servicer’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan or through the Payment Date for the distribution of all proceeds of sale of the Mortgage Loan and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan, unless the Servicer provides an Officer’s Certificate to the Purchaser stating that such Monthly Advance would not be recoverable in its reasonable judgment.

ARTICLE 6

GENERAL SERVICING PROCEDURES

Section 6.1 Transfers of Mortgaged Property.

The Servicer shall enforce any “due-on-sale” provision in accordance with the Servicer’s Customary Servicing Procedures and applicable law contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto; provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so.

If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer shall enter into (i) an assumption and modification agreement with the Person to whom the Mortgaged Property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event that the Servicer is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.

Section 6.2 Satisfaction of Mortgages and Release of Mortgage Loan Files.

Upon the payment in full of each Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Purchaser and the Collateral Agent.

If the Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicer otherwise prejudice any rights the Purchaser may have under the mortgage instruments which materially and adversely affects the value of the related Mortgage Loan, upon written demand of the Purchaser, the Servicer shall purchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Collateral Account within two (2) Business Days of receipt of such demand by the Purchaser.

Upon receipt of the Repurchase Price by the Collateral Agent, the Purchaser and the Servicer shall arrange for the reassignment of the Mortgage Loans to the Servicer and the delivery to the Servicer of any documents held by the Custodian relating to the reassigned Mortgage Loans. The Servicer shall, simultaneously with such assignment, give written notice to the Seller, the Collateral Agent and the Swap Counterparty that such purchase has taken place.

Section 6.3 Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to (a) the Servicing Fee and (b) any late payment charges, prepayment penalties, prepayment premiums, release fees, bad check charges, assumption fees and any other servicing-related fees collected from Mortgagors with respect to the Mortgage Loans. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

Section 6.4 Annual Statement as to Compliance.

The Servicer shall deliver to the Purchaser, the Manager, the Collateral Agent, the SLN Placement Agents and the Swap Counterparty, on or before June 30 of each year beginning 2004, an Officer’s Certificate, stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Purchase Agreement has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled its obligations in all material respects under this Purchase Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Servicer to cure such default.

Section 6.5 Annual Financials, Annual Independent Public Accountants’ Servicing Report. On or before June 30 of each year beginning 2004, the Servicer, at its expense, shall cause a firm of internationally recognized independent public accountants which is one of the “big four” and is a member of the American Institute of Certified Public Accountants, to furnish a report to the Purchaser, the Manager, the Collateral Agent, the SLN Placement Agents and the Swap Counterparty stating that such firm has examined the Servicer’s overall servicing operations in accordance with the minimum standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (USAP), and stating such firm’s conclusions relating thereto. None of the Collateral Agent, the Swap Counterparty or the SLN Placement Agents shall have any duty to examine such report.

The Purchaser and the Seller shall keep or cause to be kept in reasonable detail books and records of account of their assets and business and shall clearly reflect therein the transfer of the Mortgage Loans to the Purchaser. The Company shall furnish or cause to be furnished to the Purchaser, the Manager, the Collateral Agent, the SLN Placement Agents and the Swap Counterparty the following financial statements: (x) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, the consolidated, audited balance sheet of New Century Financial Corporation, and the balance sheets of the Company, as of the end of each such fiscal year, and the audited statements of income and changes in equity of each of the above entities, and the audited statement of cash flows of New Century Financial Corporation (inclusive of the Company), for such fiscal year and (y) as soon as available and in any event within forty-five (45) days after the end of each quarter (including the fourth quarter), the consolidated and consolidating, unaudited balance sheet of New Century Financial Corporation (inclusive of the Company) as of the end of each quarter, and the unaudited statements of income and changes in equity of New Century Financial Corporation (inclusive of the Company), and the unaudited statement of cash flows of New Century Financial Corporation (inclusive of the Company), for the portion of the fiscal year then ended, and (z) within 45 days after the end of each month, monthly consolidated and unaudited statements of income and changes in equity (and, to the extent available, cash flow statements) and balance sheets as provided in clause (y), all of which have been prepared in accordance with GAAP and certified by such New Century Financial Corporation’s, or the Company’s, as applicable, chief financial officer in the form of a compliance certificate to be delivered along with the above financial statements.

Section 6.6 Right to Examine Servicer Records.

Each of the Purchaser, the Swap Counterparty, the Manager, the Collateral Agent (or any of their agents, attorneys or representatives) (acting on its own behalf or at the written direction of the Required Senior Noteholders) upon at least three (3) Business Days’ prior notice, shall have the right to reasonable access to the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Purchase Agreement or the Mortgage Loans owned by the Purchaser, during regular business hours or at such other times as may be reasonable under applicable circumstances.

ARTICLE 7

REPURCHASE OBLIGATION

Section 7.1 Servicer’s Repurchase Obligations.

Upon the earlier of the Servicer having actual knowledge of, or receipt of notice from the Purchaser of, a breach of any representation or warranty made by the Company, in its capacity as Servicer, as set forth in Section 3.1 hereof, which materially and adversely affects the value of a Mortgage Loan, the Servicer shall use its best efforts to cure and correct any such breach, and, in the event such breach is not cured and corrected within thirty (30) days, the Mortgage Loan shall be purchased by the Servicer at the Repurchase Price within such thirty (30) day period, pursuant to Section 3.3 hereof.

Upon deposit by the Servicer of the Repurchase Price in the Collateral Account, the Purchaser, the Custodian and the Servicer shall arrange for the reassignment of Mortgage Loans adversely affected by such breach to the Servicer according to the Servicer’s instructions, and the delivery to the Servicer of any documents held by the Purchaser or the Custodian relating to the reassigned Mortgage Loans. The Servicer shall, simultaneously with such assignment, give written notice to the Seller, the Collateral Agent and the Swap Counterparty that such purchase has taken place.

In addition to such repurchase obligation, the Servicer shall indemnify the Purchaser and hold it harmless against any losses, damages, transfer taxes, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the representations and warranties of the Servicer contained in this Purchase Agreement. The Servicer shall not be obligated under this indemnity for any indirect or consequential damages. It is understood and agreed that the obligations of the Servicer set forth in this Section 7.1 to cure or repurchase a Mortgage Loan and to indemnify the Purchaser constitute the sole remedies of the Purchaser respecting a breach of such representations and warranties.

ARTICLE 8

SERVICER TO COOPERATE

Section 8.1 Provision of Information.

During the term of this Purchase Agreement, the Servicer shall furnish to the Purchaser, the Swap Counterparty, the Manager and the Collateral Agent (acting on behalf of the Senior Noteholders) such periodic, special, or other reports or information as they may reasonably request from time to time in order to effectuate the purposes and to carry out the terms of this Purchase Agreement. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser, the Manager, the Swap Counterparty and the Collateral Agent may give.

The Servicer shall execute and deliver all such instruments and take all such action as the Purchaser, the Collateral Agent (acting on its own behalf or on behalf of the Senior Noteholders), the Custodian, the Swap Counterparty or the SLN Placement Agents may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Purchase Agreement.

ARTICLE 9

THE SERVICER

Section 9.1 Indemnification of Third-Party Claims.

The Servicer agrees to indemnify and hold harmless the Purchaser, the Manager, the Collateral Agent and the SLN Placement Agents against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser, the Manager, the Collateral Agent or the SLN Placement Agents (and any of their officers, directors, employees and agents) may sustain in any way related to the failure of the Servicer to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Purchase Agreement, or its gross negligence, willful misconduct or bad faith. The Servicer shall immediately notify the Purchaser, the Manager, the Collateral Agent and the SLN Placement Agents if a claim is made by a third party with respect to a matter as to which the Servicer has agreed to indemnify and hold harmless such parties under this Section 9.1, and the Servicer may assume the defense of any such claim, and if assumed shall pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Servicer or the Purchaser, the Manager, the Collateral Agent or the SLN Placement Agents in respect of such claim. The Servicer’s indemnification obligation pursuant to this Section 9.1 shall survive the termination of this Purchase Agreement.

Section 9.2 Corporate Existence of the Servicer.

The Servicer shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Purchase Agreement or any of the Mortgage Loans and to perform its duties under this Purchase Agreement.

Section 9.3 Limitation on Liability of Servicer and Others.

Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Purchase Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Purchase Agreement, its own gross negligence, willful misconduct or bad faith, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Purchase Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Purchase Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Servicer may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable with respect to this Purchase Agreement and the rights and duties of the parties hereto. In such event, the Servicer shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 9.4 Limitation on Resignation of Servicer.

The Purchaser has entered into this Purchase Agreement with the Servicer in reliance upon the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. The Servicer shall not resign from the obligations and duties hereby imposed on it as to each Mortgage Loan except by consent of the Swap Counterparty or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot reasonably be cured by the Servicer. Notice of any such determination permitting the resignation of the Servicer shall be delivered to each Rating Agency and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of

Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 12.1 hereof, subject to Rating Agency Confirmation.

Section 9.5 Limitation on Assignment of Rights and Obligations. The Servicer shall not assign, sell or otherwise transfer its rights, obligations, duties and agreements hereunder (a) except as permitted by Section 4.1(b), Section 9.4 or Section 10.1 hereof, or (b) unless consented to in writing by the Swap Counterparty or (c) unless, in the case of a sale or other disposition by the Servicer of all or substantially all of its servicing business, whether by merger, consolidation, sale of assets or otherwise, the Purchaser shall have received Rating Agency Confirmation; provided that nothing herein shall prohibit the Servicer from assigning or otherwise transferring its right to receive any payments (including the Servicing Fee) hereunder.

ARTICLE 10

DEFAULT

Section 10.1 Servicer Events of Default.

Each of the following shall constitute a “Servicer Event of Default” on the part of the Servicer:

(a) Any failure by the Servicer to observe or perform in any material respect any of the terms, covenants or agreements on the part of the Servicer set forth in this Purchase Agreement, any Transfer Supplement or the Custodial Agreement (other than those set forth in clause (g) below) which continues unremedied for a period of sixty (60) days after the date on which the Servicer has actual knowledge or written notice of such failure;

(b) Any representation, warranty, statement or certification made by the Servicer shall prove to have been incorrect in any material respect as of the time when made, and which continues to be incorrect in any material respect for sixty (60) days after the date on which the Servicer has actual knowledge or written notice;

(c) Any failure by the Servicer to maintain any required licenses to do business in any jurisdiction where the Mortgaged Property is located, which failure has a material adverse effect on the ability of the Servicer to perform its functions under this Purchase Agreement or materially impairs the value of the Mortgage Loans, and which continues to be unremedied for a period of sixty (60) days after the date on which the Servicer has actual knowledge or written notice of such failure;

(d) Application for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and a decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e) The Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations other than in the ordinary course;

(f) The Company or any Affiliate thereof enters into a consent agreement or otherwise agrees in writing with any federal or state regulatory agency or authority to restrict its activities, if the default of such agreement by the Company or any Affiliate thereof entitles such applicable federal or state agency to place the Company in receivership or conservatorship;

(g) The failure on the part of the Servicer to make (x) any Monthly Advance required by it under this Purchase Agreement on or before the date such advance is required to be made or (y) any other payment or deposit required by it under this Purchase Agreement and such failure continues unremedied for a period of three (3) Business Days after the date on which the Servicer has actual knowledge or written notice of such failure;

(h) on the last Business Day of any month, the aggregate of all Delinquent Loans is more than five percent (5%) of the aggregate of all non-prime home mortgage loans serviced by the Servicer on such date which would be “Delinquent Loans” as defined herein were they Mortgage Loans;

(i) on the last Business Day of any month, the aggregate of all Defaulted Loans is more than two percent (2%) of the aggregate of all non-prime home mortgage loans serviced by the Servicer on such date which would be “Defaulted Loans” as defined herein were they Mortgage Loans.

At any time during the continuance of an event described in clauses (a) through (c) and (g) through (i) above, the Purchaser may, and shall (x) at the written request of the Required Senior Noteholders or the Swap Counterparty, or (y) on the occurrence and during the continuance of any of the events listed in (d) through (f) above, and during any other Distressed Termination Event, terminate all of the rights and obligations of the Servicer under this Purchase Agreement and in and to the Mortgage Loans and the proceeds thereof other than unpaid Servicing Fees, Servicing Advances and Monthly Advances. Notice of such termination shall be given to the Collateral Agent, the Manager, the Custodian, the Swap Counterparty, each SLN Placement Agent and the Rating Agencies. Upon receipt by the Servicer of such written notice, all authority and power of the Servicer under this Purchase Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.1 hereof. Upon written request from the Purchaser, the Servicer shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor’s possession all Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Servicer’s sole expense. The Servicer shall cooperate with such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to any Collection Account thereafter received with respect to the Mortgage Loans.

Section 10.2 Waiver of Defaults.

With the consent of the Required Senior Noteholders and the Swap Counterparty, the Purchaser, by written notice to the Collateral Agent, may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been remedied for every purpose of this Purchase Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. Notice of any such waiver shall be given to each Rating Agency.

ARTICLE 11

TERMINATION

Section 11.1 Termination of Agreement.

This Purchase Agreement shall terminate upon (x) the final payment, other liquidation (or any advance with respect thereto) or sale of the last Mortgage Loan held by the Purchaser hereunder and (y) the payment in full of the Notes.

Section 11.2 Termination of Purchase Obligations.

Each of the following shall constitute a termination event under this Purchase Agreement (each, a “Termination Event”):

(a) Any representation, warranty, statement, or certification made by the Seller (excluding any representations or warranties made pursuant to Section 3.2 hereof) in any Program Document shall prove to have been incorrect in any material respect as of the time when made, and which continues to be incorrect in any material respect for a period of thirty (30) days after written notice;

(b) The failure on the part of the Seller to observe or perform in any material respect any of the material terms, covenants or agreements of the Seller contained in the Program Documents (other than terms, covenants or agreements specifically referred to elsewhere in this Section 11.2) which continues unremedied for a period of thirty (30) days after written notice;

(c) Any Servicer Event of Default has occurred and is continuing after giving effect to any applicable grace period;

(d) An Event of Bankruptcy with respect to the Purchaser, the Seller, NC Capital Corporation or New Century Financial Corporation;

(e)  The Company or New Century Financial Corporation shall fail to pay (after demand, if required, and expiration of any applicable grace period) any of its debt obligations in an aggregate amount in excess of $20,000,000 resulting in acceleration of such debt;

(f)  [reserved];

(g)  Non-compliance with the Portfolio Criteria shall continue for a period of ten (10) days, or non-compliance with the Wet Funded Loan Limitation shall continue for a period of ten (10) days;

(h)  Non-compliance with the Portfolio Aging Limitations, and such non-compliance shall continue for a period of ten (10) days;

(i)  The Total Return Swap shall cease, for any reason (other than those described in clause (o) below), to be in full force and effect in accordance with its terms;

(j)  A Security Agreement Event of Default shall have been declared by the Controlling Class and shall be continuing or an automatic Security Agreement Event of Default shall have occurred and be continuing;

(k)  Funds on deposit in (i) the Reserve Fund shall be more than $200,000 below the Required Reserve Fund Amount for three (3) Business Days or more; or (ii) the Reserve Fund shall be less than the Required Reserve Fund Amount by less than $200,000 for more than one (1) Business Day after the Payment Date next following the date on which the funds on deposit in the Reserve Fund fell below the Required Reserve Fund Amount; or (iii) the Market Value Reserve Account shall be more than $200,000 below the Market Value Requirement for three (3) Business Days or more (except where one or more Market Value Event Notices is the subject of a diligent and good faith dispute as contemplated by Section 6.07(b) of the Security Agreement);

(l)  A Financial Covenant Event of Default shall have occurred and be continuing;

(m)  The failure of the Purchaser to maintain an agreement (in substantially the form attached hereto as Exhibit B) with a Rated Bidder to the effect that such Rated Bidder agrees to submit a binding bid for all non-Delinquent Loans and non-Defaulted Loans in a Termination Event Auction and, in the case of a withdrawal or reduction of the rating assigned to the Rated Bidder below “P-1” by Moody’s, such failure continues for a period of thirty (30) days or more;

(n)  One (1) or more Swap Counterparties fail to agree to any extension of any Total Return Swap, and a replacement Swap Counterparty or Swap Counterparties shall not have been obtained at least one (1) year prior to the scheduled termination date in a maximum notional amount at least equal to the lesser of (x) the maximum notional amount of the Total Return Swap or Total Return Swaps represented by the non-extending Swap Counterparty or Swap Counterparties or (y) if the Program Size has been modified, an amount equal to (i) the then-current Program Size less (ii) the maximum notional amount of all effective (as of such scheduled termination date) Total Return Swaps;

(o)  (i) with respect to the Purchaser as the sole Defaulting Party or sole Affected Party (as defined in the Total Return Swap), a Total Return Swap Termination Event or a Total Return Swap Event of Default has occurred and is continuing, or (ii) with respect to the Swap Counterparty as the sole Defaulting Party or sole Affected Party (as defined in the Total Return Swap), a Total Return Swap Termination Event or a Total Return Swap Event of Default has occurred and is continuing;

(p)  [reserved];

(q)  The Seller or the Servicer shall fail to comply with its repurchase and sale obligations under Sections 3.3, 4.3 or 6.2 respectively, provided that, any Mortgage Loan due for repurchase or sale pursuant to Sections 3.3, 4.3 or 6.2 may remain unsold or not repurchased (as the case may be) for thirty (30) days following the date on which such Mortgage Loan was due for repurchase or within which such sale was to be sought pursuant to Sections 3.3, 4.3 or 6.2, provided further, that the aggregate Outstanding Purchase Price of all Mortgage Loans unsold or not repurchased pursuant to the foregoing proviso shall not be greater than $3,000,000; or

(r)  [reserved];

provided, however, that at any time during the continuance of an event described in clauses (a) through (c), or (o)(ii), the Purchaser may, and shall at the written request of the Required Senior Noteholders or (except in the case of (o)(ii)) the Swap Counterparty, notify the Seller that the commitment of the Purchaser to purchase Mortgage Loans from the Seller shall terminate. Upon the occurrence of a Termination Event described in clauses (d) through (r) (other than (o)(ii)), the Purchaser shall notify the Seller that the commitment of the Purchaser to purchase Mortgage Loans from the Seller shall terminate. Upon the declaration of a Termination Event by the Purchaser or the occurrence of an automatic Termination Event, the Purchaser will no longer be permitted to purchase additional Mortgage Loans and principal collections on Mortgage Loans, proceeds of sales of Mortgage Loans and amounts received from the Swap Counterparty will be retained under the Security Agreement and used to pay the outstanding obligations of the Purchaser pursuant to the terms thereof. If a Termination Event described in clauses (d), (g), (h), (k), (l), (m), (o)(i) or (q) above occurs, or a Security Agreement Event of Default described in clause (f), (m), (n), or (p) of Section 7.01 of the Security Agreement occurs, the Servicer shall use its best efforts to sell all Mortgage Loans within thirty (30) days of the date on which such Termination Event or Security Agreement Event of Default occurred. In the event that all Mortgage Loans have not been so sold by such thirtieth (30th) day, the Collateral Agent shall hold an auction (a “Termination Event Auction”) of the remaining Mortgage Loans for settlement not later than the forty-fifth (45th) day following the date on which such Termination Event or Security Agreement Event of Default occurred. The Collateral Agent shall notify potential bidders of the Termination Event Auction, including one bidder obligated to make a bid on non-Delinquent Loans and non-Defaulted Loans in any such auction; provided, however, that such bidder shall have a “P-1” rating from Moody’s (the “Rated Bidder”). During the

Termination Event Auction, the Collateral Agent shall promptly notify the Swap Counterparty, or if there are multiple Swap Counterparties, such person as the Swap Counterparties shall designate as the Swap Counterparty representative (the Swap Counterparty or such designated person, the “Swap Counterparty Representative”) of the highest bid price obtained in the Termination Event Auction for each such Mortgage Loan and the Swap Counterparty Representative shall have up to two (2) Business Days from the time of notification (but in no event beyond the forty-fifth (45th) day referred to above) to elect to purchase such Mortgage Loans at a price equal to such highest bid price but in no event less than the amount of the Outstanding Purchase Price of such Mortgage Loans (plus accrued interest thereon) (the “Purchase Price”). If the Swap Counterparty Representative elects to purchase such Mortgage Loans within such two (2) Business Day time period, the Swap Counterparty Representative shall pay the Purchase Price for such Mortgage Loans within two (2) Business Days of the date of such election (but in no event beyond the forty-fifth (45th) day referred to above). If the Swap Counterparty Representative fails to pay such Purchase Price or fails to affirmatively elect to purchase such Mortgage Loans, in either case, within the applicable time period referred to above, the Collateral Agent shall have the right to sell such Mortgage Loans to the highest bidder. If any Mortgage Loans remain unsold at the end of the Termination Event Auction, every such Mortgage Loan shall be purchased by the Swap Counterparty at a price equal to the Market Value of such Mortgage Loans on a date in no event beyond the forty-fifth (45th) day referred to above, provided, however, that such funds, together with funds payable by the Swap Counterparty under the Total Return Swap, shall be available in any event (x) in an amount not less than the Outstanding Purchase Price of the Mortgage Loans acquired by the Swap Counterparty pursuant to this sentence, and (y) no later than the Final Maturity of any outstanding Extended Notes.

Section 11.3  Termination of Servicing With Respect to Any Mortgage Loan.

The servicing of any Mortgage Loan in accordance with the terms of this Purchase Agreement shall terminate upon the occurrence of the following: (i) the receipt into the Collateral Account of the proceeds of sale of such Mortgage Loan or the Repurchase Price of such Mortgage Loan or the receipt into the Collateral Account of the Principal Prepayment in full of such Mortgage Loan or (ii) the effectiveness of the termination of the Servicer pursuant to Section 12.1 hereof. No termination of the Servicer pursuant to Section 12.1 hereof shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 12.1.

Upon written request from the Purchaser, the Servicer shall deliver all Servicing Files and other documents relating to the Mortgage Loans held by it hereunder to the successor servicer, prepare, execute and deliver to the successor servicer designated by the Purchaser any and all documents and other instruments, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Servicer’s sole expense. The Servicer shall cooperate with such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to any Collection Account or thereafter received with respect to the Mortgage Loans.

ARTICLE 12

MISCELLANEOUS PROVISIONS

Section 12.1  Successor to Servicer.

Prior to termination of the Servicer’s responsibilities and duties under this Purchase Agreement pursuant to Section 9.4 or 10.1 hereof, the Purchaser shall appoint the Back-up Servicer as a successor servicer which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Purchase Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Purchase Agreement. In the event that the Servicer’s duties, responsibilities and liabilities under this Purchase Agreement should be terminated pursuant to Section 9.4, 9.5(b) or (c) or 10.1 hereof, the Servicer shall discharge such duties, responsibilities and liabilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the degree of diligence and prudence which it is obligated to exercise under this Purchase Agreement and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of, or assignment by, the Servicer pursuant to Section 9.4, 9.5(b) or (c) or 10.1 hereof shall not become effective until (i) in the case of a resignation or removal pursuant to Section 9.4 or 10.1 hereof, the Back-up Servicer appointed by the Purchaser pursuant to this Section 12.1 shall have accepted its appointment as provided in the next paragraph of this Section 12.1, (ii) in the case of an assignment by the Servicer pursuant to Section 9.5(b) or (c) hereof, the assignee accepts its appointment as Servicer as provided in the next paragraph of this Section 12.1, and (iii) in all cases, notice thereof shall have been given to the Rating Agencies and the Swap Counterparty and the Purchaser shall have received Rating Agency Confirmation, and such resignation, removal or assignment shall in no event relieve the Servicer of the representations and warranties made pursuant to Section 3.1 hereof and the remedies available to the Purchaser under Sections 6.2 or 7.1 hereof, it being understood and agreed that the provisions of such Sections 3.1, 6.2 and 7.1 shall be applicable to the Servicer notwithstanding any such resignation or removal of, or assignment by, the Servicer, or the termination of this Purchase Agreement.

Any successor to the Servicer permitted hereunder shall execute, acknowledge and deliver to the Servicer and the Purchaser an instrument accepting its appointment as Servicer, wherein the successor shall make the representations and warranties set forth in Section 3.1 hereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Purchase Agreement. Any termination or resignation of the Servicer or termination of this Purchase Agreement pursuant to Section 9.4, 9.5(b) or (c), 10.1 or 11.1 hereof shall not affect any claims that the Purchaser may have against the Servicer arising out of the Servicer’s actions or failure to act prior to any such termination or resignation.

The Servicer shall deliver promptly to the successor servicer the funds in any Collection Account and all Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

Section 12.2  Amendment.

This Purchase Agreement may only be amended with the written consent of the Purchaser, the Seller, the Swap Counterparty, and the Servicer, and with Rating Agency Confirmation. The costs and expenses associated with any such amendment shall be borne by the party requesting the amendment.

Section 12.3  Governing Law.

THIS PURCHASE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 12.4  Duration of Agreement.

This Purchase Agreement shall continue in existence and effect until terminated as provided in Section 11.1 hereof.

Section 12.5  Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)  if to the Company:

New Century Mortgage Corporation

18400 Von Karman, Suite 1000

Irvine, CA 92616

Attn: Kevin Cloyd (business contact)

General Counsel (legal contact)

Phone: (949) 440-7030

Fax: (949) 440-7033

or such other address in each case as may hereafter be furnished to the Purchaser in writing;

(ii)  if to the Purchaser:

Von Karman Funding LLC

C/O New Century Mortgage Corporation, as Manager

18400 Von Karman, Suite 1000

Irvine, CA 92616

Attn: Kevin Cloyd (business contact)

General Counsel (legal contact)

Phone: (949) 440-7030

Fax: (949) 440-7033

Section 12.6  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Purchase Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Purchase Agreement and shall in no way affect the validity or enforceability of the other provisions of this Purchase Agreement.

Section 12.7  Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.8  Execution; Successors and Assigns.

This Purchase Agreement may be executed in one (1) or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one (1) agreement. This Purchase Agreement shall inure to the benefit of and be binding upon the Seller, the Servicer and the Purchaser and their respective successors and permitted assigns; provided, however, that, except for the assignment set forth in Article V of the Security Agreement, the rights of the Purchaser to indemnity from the Seller and the Servicer pursuant to Sections 3.3 and 7.1 hereof are not assignable and shall inure only to the benefit of the Purchaser and to no other Person.

Section 12.9  Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Purchaser’s expense if requested by the Purchaser after the occurrence and during the continuation of a Termination Event or at such other time as the Purchaser deems necessary or prudent in its reasonable business judgment in order to preserve or protect the interests of the Purchaser in any Mortgage Loan.

Section 12.10  Assignment by Purchaser.

The Purchaser shall have the right to assign its interest under this Purchase Agreement to the Collateral Agent for the benefit of the Secured Parties.

Section 12.11  Non-Petition Agreement.

Notwithstanding any prior termination of this Purchase Agreement, the Company covenants and agrees that it shall not, prior to the date which is one year and one day (or if longer, the applicable preference period then in effect) after the payment in full of the Notes or rated obligations of the Purchaser, acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Purchaser to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Purchaser under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Purchaser. This Section 12.11 will survive the termination of this Purchase Agreement.

Section 12.12  Waiver of Offset.

The Servicer agrees to deliver to the Purchaser all amounts required by this Purchase Agreement to be delivered by the Servicer to the Purchaser free and clear of any offset, counterclaim or other deduction on account of, or in respect of, any obligation of the Purchaser to the Servicer hereunder.

Section 12.13  Limited Recourse.

The Servicer agrees that the obligations of the Purchaser to the Servicer under this Purchase Agreement are limited recourse obligations of the Purchaser payable solely from the assets of the Purchaser available for such purposes under the Security Agreement and that, upon application of all assets of the Purchaser available under the Security Agreement for such purposes, the Servicer shall have no recourse to the Purchaser for any obligations of the Purchaser to the Servicer to the extent such application does not provide for full satisfaction and payment of such obligation. In any event, no such obligation of the Purchaser to the Seller under this Purchase Agreement shall be a claim under Section 101 of the Bankruptcy Code. This Section 12.13 will survive the termination of this Purchase Agreement.

Section 12.14  Third Party Beneficiary.

The parties hereto agree that the Swap Counterparty shall be an express third party beneficiary of this Purchase Agreement, and entitled to enforce any rights granted to it hereunder.

ARTICLE 13

[RESERVED]

ARTICLE 14

ASSIGNMENT

Section 14.1 Assignment.  Notwithstanding anything to the contrary contained in this Purchase Agreement, the Purchaser hereby assigns, conveys, transfers, delivers and sets over unto the Collateral Agent for the benefit of the Secured Parties, all of its right, title and interest in, to and under, whether now owned or existing, or hereafter acquired, this Purchase Agreement. The Purchaser acknowledges the security interest in the Mortgage Loans of the Collateral Agent as representative secured party for the Purchaser and the Persons to whom Purchaser owes the obligations secured by such Mortgage Loans.

The Purchaser and the Seller shall each treat the Collateral Agent as the Purchaser under this Purchase Agreement and each consent to such assignment and acknowledge that the Collateral Agent shall enjoy the Purchaser’s rights under this Purchase Agreement pursuant to the provisions of this Section 14.1. Without limiting the generality of the foregoing, the Purchaser and the Seller shall each report to and correspond and communicate with the Collateral Agent and in all other regards treat the Collateral Agent as the purchaser hereunder with respect to the Mortgage Loans. The Collateral Agent shall have all rights of the Purchaser to enforce the covenants and conditions set forth in this Purchase Agreement with respect to the Mortgage Loans, and the Purchaser and the Seller, respectively, shall each follow the instructions of the Collateral Agent under this Purchase Agreement. The Collateral Agent shall have the right to give any waivers or consents required or allowed under this Purchase Agreement, and such waivers and consents shall be binding upon the Purchaser and any party for whom the Collateral Agent acts as representative secured party as if the Purchaser or such party had given the same. All amounts due the Purchaser under this Purchase Agreement shall be remitted to the Collateral Agent in accordance with the Collateral Agent’s instructions and in accordance with this Purchase Agreement.

ARTICLE 15

COMMITMENT FEE

Section 15.1 Commitment Fee.  In connection with the execution of this Purchase Agreement, and the commitment of the Purchaser to purchase Mortgage Loans in an amount equal to the then-current Program Size, the Seller agrees to pay, prior to the initial issuance of any Secured Liquidity Notes, to the Purchaser a Commitment Fee. The Commitment Fee may be increased in connection with an increase in the Outstanding Program Amount from time to time. In connection with any amendment, modification or supplement to this Purchase Agreement or any Program Document, the Purchaser may condition such amendment, modification or supplement upon the payment of any additional Commitment Fee in an amount to be agreed upon at the time of such amendment, modification or supplement.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

NEW CENTURY MORTGAGE CORPORATION,
as Seller and as Servicer

By:	/s/ PATRICK FLANAGAN

Name: Patrick Flanagan
Title: President

VON KARMAN FUNDING LLC,
as Purchaser

By: NEW CENTURY MORTGAGE CORPORATION,
as Manager

By:	/s/ PATRICK FLANAGAN

Name: Patrick Flanagan
Title: President

The Swap Counterparty hereby acknowledges and agrees to its obligations set forth in (x) the second paragraph of Section 4.3, and (y) the last sentence of Section 11.2 of this Purchase Agreement:

CITIBANK, N.A.,
as Swap Counterparty

By:	/s/ STEVE INCONTRO

Name: Steve Incontro
Title: Director

EXHIBIT A

TRANSFER SUPPLEMENT

[date]

Von Karman Funding LLC

Purchase Terms Letter

Ladies and Gentlemen:

New Century Mortgage Corporation (the “Seller”) and Von Karman Funding LLC (the “Purchaser”) herewith confirm the terms and provisions of the Mortgage Loan Purchase and Servicing Agreement (the “Purchase Agreement”) entered into on September 5, 2003 pursuant to which New Century Mortgage Corporation and the Purchaser agreed upon the terms under which the Seller would from time to time sell non-prime loans to the Purchaser. In consideration of the promises and the mutual agreements herein and therein set forth, the Seller and the Purchaser hereby agree to the terms and provisions of the sale of the non-prime loans described in the Mortgage Loan Schedule attached hereto as Exhibit I, as set forth below and as described in more detail in the Purchase Agreement. Upon execution of this Transfer Supplement by the Seller and the Purchaser and receipt of the Initial Purchase Price therefor, the Seller hereby sells, assigns, transfers, sets over and conveys to the Purchaser all right, title and interest of the Seller in, to and under each non-prime loan identified on the attached Mortgage Loan Schedule (collectively, the “Mortgage Loans”). It is intended that the transfer, assignment and conveyance herein contemplated constitute a sale of the Mortgage Loans, conveying good title thereto free and clear of any liens, by the Seller to the Purchaser and that the Mortgage Loans not be part of the Seller’s estate in the event of insolvency. In the event that the Mortgage Loans are held to be property of the Seller or if for any other reason this Transfer Supplement is held or deemed not to absolutely sell and assign the Mortgage Loans, the parties intend that the Seller shall be deemed to have granted, and does hereby grant, to the Purchaser a valid security interest, free and clear of any lien, claim or interest of any other Person, in the Mortgage Loans and all Assigned Collateral (as defined in the Security Agreement) related thereto now existing or hereafter arising for the purpose of securing the rights of the Purchaser under the Purchase Agreement, and that the Purchase Agreement and this Transfer Supplement shall each constitute a security agreement under applicable law.

(i)	Closing Date: The Initial Purchase Price shall be paid by the Purchaser to the Seller in immediately available funds on such Closing Date.

(ii)	Initial Purchase Price: The Initial Purchase Price for the Mortgage Loans shall be $ .

(iii)	The Mortgage Loans: The Mortgage Loans have the characteristics set forth on the Mortgage Loan Schedule, set forth as Exhibit I attached hereto.

(iv)	Representations and Warranties: Each representation and warranty of the Seller set forth in Sections 3.1 and 3.2 of the Purchase Agreement will be true and correct on the Closing Date as they relate to the Mortgage Loans.

(v)	Terms: All references herein to the Mortgage Loans shall be deemed to refer only to the Mortgage Loans described in the Mortgage Loan Schedule attached hereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

(vi)	Governing Law: This Transfer Supplement will be governed by the law of the State of New York.

Kindly acknowledge your agreement and consent to the terms of this letter by signing and returning to us the enclosed duplicate copy hereof.

Very truly yours,

New Century Mortgage Corporation, as Seller

By:

Name: Title:

Date:

ACCEPTED AND AGREED:

Von Karman Funding LLC

By:	New Century Mortgage Corporation, as Manager

By:

Name: Title:

EXHIBIT I TO TRANSFER SUPPLEMENT

Mortgage Loan Schedule

(1)	identifying number for the Mortgage Loan:

(2)	Mortgagor’s name:

(3)	street address of the Mortgaged Property including the state code:

(4)	code indicating whether the Mortgaged Property is a one family residence, a 2-4 family residence, an individual condominium unit or townhouse, an individual unit in a planned unit development, or a unit of manufactured housing treated as real estate under applicable state law:

(5)	months to maturity from the Closing Date based on the amortization schedule for such Mortgage Loan:

(6)	Loan-to-Value Ratio:

(7)	Mortgage Interest Rate:

(8)	stated maturity date:

(9)	amount of Monthly Payment:

(10)	original principal balance:

(11)	payment type (fixed rate or adjustable rate):

(12)	purchase price:

(13)	Closing Date:

(14)	first-priority or second-priority security interest:

(15)	MERS number, if applicable:

EXHIBIT B

[RATED BIDDER]

[ADDRESS]

[            ], 200_

Von Karman Funding LLC

18400 Von Karman, Suite 1000

Irvine, CA 92616

Attn:	Kevin Cloyd (business contact)
General Counsel (legal contact)

Deutsche Bank AG, New York Branch

60 Wall Street

MS NYC 60-2606

New York, NY 10005

Attention: Commercial Paper

Dear Sirs:

Reference is made to the (i) Mortgage Loan Purchase and Servicing Agreement, dated as of September 5, 2003 (the “Purchase Agreement”), among New Century Mortgage Corporation, as Seller and Servicer and Von Karman Funding LLC, as purchaser (the “Purchaser”) and (ii) Security Agreement, dated as of September 5, 2003 (the “Security Agreement”), between the Purchaser and Deutsche Bank Trust Company Americas, as Collateral Agent, each as may be amended, modified or supplemented. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement and the Security Agreement.

Pursuant to Section 11.2 of the Purchase Agreement, if a Termination Event described in clauses (d), (g), (h), (k), (l), (m), (o)(i) or (q) of Section 11.2 of the Purchase Agreement occurs, or a Security Agreement Event of Default described in clause (f), (m), (n), or (p) of Section 7.01 of the Security Agreement occurs, the Servicer is obligated to use its best efforts to sell all Mortgage Loans within thirty (30) days of the date on which such Termination Event or Security Agreement Event of Default occurred. In the event that all Mortgage Loans have not been so sold by such thirtieth (30th) day, the Collateral Agent shall hold an auction (a “Termination Event Auction”) of the remaining Mortgage Loans for settlement not later than the forty-fifth (45th) day following the date on which such Termination Event or Security Agreement Event of Default occurred (the “Final Settlement Date”). Additionally, pursuant to Section 4.1 of the Purchase Agreement, in the event the principal of any Notes becomes due and payable (a “Repayment Event”), whether pursuant to the terms thereof or by the occurrence of a Security Agreement Event of Default or optional repurchase, maturity or otherwise, the Servicer is required to arrange for the sale of Mortgage Loans at such times and in such manner so that the proceeds of the sale, together with amounts received by the Purchaser in connection with the

Total Return Swap, are available to pay amounts due and owing on such Notes on the dates the Notes are required to be repaid (each, a “Repayment Date”).

In connection with any such Termination Event Auction or Repayment Event, [RATED BIDDER] (the “Bank”), the Servicer, the Collateral Agent and the Purchaser agree as follows:

(a)    With respect to the Termination Event Auction:

(i)    the Bank shall participate in a Termination Event Auction and agrees to make a binding bid (the “Bid”) for all Mortgage Loans which, as of the auction date, are non-Delinquent Loans and non-Defaulted Loans. The amount of the Bid shall be determined in the sole discretion of the Bank and such Bid shall remain in effect until the Final Settlement Date; and

(ii)    if the Collateral Agent accepts the Bid, the Collateral Agent shall notify the Bank and the Purchaser of such acceptance and the principal balance of the Mortgage Loans to be purchased by the Bank (which amount may be all or a portion of the principal balance of the Mortgage Loans) in writing not later than two (2) Business Days prior to the Final Settlement Date. Any such purchase of Mortgage Loans by the Bank shall be settled on or prior to the Final Settlement Date.

(b) With respect to any Repayment Event, if requested by the Collateral Agent:

(i)    the Bank agrees to make a Bid for the principal balance of all Mortgage Loans specified by the Collateral Agent which, as of the bid date, are non-Delinquent Loans and non-Defaulted Loans. The amount of the Bid shall be determined in the sole discretion of the Bank and such Bid shall remain in effect until such Repayment Date; and

(ii)    if the Collateral Agent accepts the Bid, the Collateral Agent shall notify the Bank and the Purchaser of such acceptance and the principal balance of Mortgage Loans to be purchased by the Bank (which amount may be all or a portion of the principal balance of the Mortgage Loans) in writing on or prior to such Repayment Date. Any such purchase of Mortgage Loans by the Bank shall be settled on or prior to such Repayment Date.

(c)    If the Bank’s rating assigned by any Rating Agency is either downgraded or withdrawn from the required level of a “P-1” rating from Moody’s, the Bank shall give notice of such downgrade or withdrawal to the Purchaser within three days of notice thereof. The Bank shall use its best efforts to assist the Purchaser in finding a replacement rated bidder to assume the Bank’s obligations under this agreement.

This agreement shall remain in full force and effect until all the Notes have been paid in full. This agreement and the Bank’s rights and obligations hereunder may not be assigned or otherwise transferred by the Bank, whether by operation of law or otherwise, unless (i) the Purchaser, the Swap Counterparty, the Servicer and the Collateral Agent consent in writing to such assignment, (ii) the assignee has expressly assumed the obligations of the Bank hereunder by written instrument in form and substance satisfactory to the Purchaser, the Swap Counterparty, the Servicer and the Collateral Agent and (iii) Rating Agency Confirmation with respect to such assignment has been received by the Purchaser.

In consideration of the above agreement the Purchaser shall pay the Bank such fee as shall be separately agreed between the Purchaser and the Bank.

This agreement shall be governed by the internal laws of the State of New York and may be executed in counterparts.

Very truly yours,

DEUTSCHE BANK AG, NEW YORK BRANCH

By:

Name: Title:

By:

Name: Title:

Date::

Name

Accepted And Agreed as of the date written above:

Von Karman Funding LLC

By:	New Century Mortgage Corporation, as Manager

By:

Name: Title:

New Century Mortgage Corporation, as Servicer

By:

Name: Title:

Deutsche Bank Trust Company Americas, as Collateral Agent

By:

Name: Title:

EXHIBIT C

[RESERVED]

EXHIBIT D

FORM OF SERVICER REPORT

SECTION 1: ALLOCATED EXPENSE ACCOUNT
Balance
1. Allocated Expenses—Beginning Balance
2. Allocated Expenses—Current Month
a. Notional Amount
(1) Average Outstanding Purchase Price
(2) Average Collateral Account Balance
Total Notional Amount
b. Rating Agency Fees
(1) Moody’s
(2) S&P
Total Rating Agency Fees
c. Total Return Swap Fees
(1) Citibank
d. Indenture Trustee Fees
e. Depositary Fees
f. Servicing Fees
g. Unrecoverable Servicing Advances
h. Collateral Agent Fees
I. Custodian Fees
j. Other (Legal Fees)
Total Allocated Expenses
3. Transfer from Collection Account
4. Allocated Expenses—Ending Balance

SECTION 2: COLLECTION ACCOUNT REQUIREMENT

1. Loan Rate for the related Remittance Period (WAC %)

2. Average Outstanding Purchase Price
3. Divided by 12 Months

4. Current Month Collection Account Requirement

5. Monthly interest Advances Requirement Calculation
a. Payments on account of Actual Interest on Mortgage Loans
b. Payments on account of Actual Interest on Mortgage Loans
c. Previous remittances
d. Monthly Servicer Advances of Delinquent Loans
Subtotal

6. Monthly Interest Advances

SECTION 3: COLLECTION ACCOUNT

1. Collection Account—Beginning Balance
2. Interest Activity up to Monthly Remittance Date
a. Payments on account of Actual Interest on Mortgage Loans (Remittance Period)
3. Principal Activity up to Monthly Remittance Date
a. Payments on account of Actual Principal on Mortgage Loans (Remittance Period)
b. Partial of full Principal Prepayments (Remittance Period)
c. Interest Income on deposits in Collection Account
d. Other—related to the Mortgage Loans
4. Withdrawals
a. Transfer to Allocated Expense Account
b. Servicing Adjustments (NSFs, Incorrect Postings)
c. Repayment of Monthly Servicer Advances (Corp Adv)
d. Repayment of Monthly interest Advances
e. Servicing Fee Collected
f. Additional Servicing Fee Due
g. Transfer to Collection Sub-Account
h. Interim Transfers to Collateral Account (Princ payments on securitized or repurchased Loans for Remittance Period)
I. Remittance Day Transfer to Collateral Account
Subtotal
5. Collection Account—Ending Balance
6. Interest Collections transferred to the Collateral Account

SECTION 4: CALCULATION OF VON KARMAN PAYS INTEREST ON MORTGAGE LOANS

1. Current Month Collection Account Requirement
2. Plus Monthly Servicer Advances on Delinquent Loans
3. Less Interest Collections transferred to Collateral Account on Securitization
4. Less Interest Collections transferred to Collateral Account on Repurchases

5. Interest on Mortgage Loans Von Karman Pays

EXHIBIT E

FORM OF MONTHLY DISPOSITION REPORT

Loan ID	Date Added	Date Removed	First Payment	Paid Thru Date	Closing	Current Rate	Net Rate	Current Balance	Days Accrued	Accrued Int	Original Balance	Adjustment Type	PandI

EXHIBIT F

FORM OF MONTHLY PORTFOLIO REPORT

Program Size: $2,000,000,000.00
Aggregate Outstanding Purchase Price of Mortgage Loans: $
Aggregate Outstanding Face Amount of Secured Liquidity Notes: $1
		Portfolio Composition	Program Limitations
Loan Size	Average Balance
	Maximum Balance		$1,000,000.00
	Minimum Balance		$25,000.00
	> $400,000		<= 12%
Loan Coupon	Weighted Average WAC
Maximum Coupon
Minimum Coupon
Loan Types	Manufactured Housing		<= 1%
% of Outstanding Program Amount	Non-Owner Occupied		<= 10%
	Limited/Stated Documentation		<= 40%
	Second-Lien		<= 5%
	Cash-Out Refinance		<= 70%
	Balloon		<= 2%
	Wet Funded Loans		<= 35%
Geographical Distribution	California		<= 42%
% of Outstanding Program Amount	Single State other than California		<= 15%
	Any Five States		<= 60%
Loan to Value Distribution	Maximum Allowable		100%
% of Outstanding Program Amount	>90%		<= 20%
	Weighted Average LTV		<= 85%
FICO Score Distribution	Minimum Allowable*		>= 500
% of Outstanding Program Amount	No Score		<= 2%
	< 525*		<= 12%
	Second-Lien*		>=625
	Weighted Average FICO*		>= 590

Aging Status	<= 90 Days
% of Outstanding Program Amount	91—180 Days	<= 25%
	> 180 Days	0%
Weighted Average Age
Delinquency Status	< 30 Days
% of Outstanding Program Amount	30—89 Days	<= 1%
90 Days
> 90 Days
* EXCLUDING LOANS WITH NO FICO SCORE

EXHIBIT G-1

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

NEW CENTURY MORTGAGE CORPORATION

(in its capacity as Manager)

Reference is made to the Mortgage Loan Purchase and Servicing Agreement, dated as of September 5, 2003 (the “Purchase Agreement”), among New Century Mortgage Corporation, as Seller and Servicer and Von Karman Funding LLC, as Purchaser. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

Pursuant to Section 4.26(a) of the Purchase Agreement, the undersigned officer of the Manager hereby certifies to each SLN Placement Agent and to the Swap Counterparty that, as measured at a balance sheet date of the last day of the fiscal quarter of New Century Financial Corporation, the Seller and the Purchaser ended                                  , 200    :

(i) The Seller and the Purchaser, on a consolidated basis, had a Tangible Net Worth of $            , which amount is not less than the greater of (1) $230,000,000, and (2) seventy-five percent (75%) of (x) their consolidated Tangible Net Worth as of December 31, 2002, plus, (y) ninety percent (90%) of all capital contributions made during the fiscal year ending on December 31, 2003, plus, (z) fifty percent (50%) of positive year-to-date net income for such Persons.

(ii) New Century Financial Corporation had a Tangible Net Worth of $            , which amount is not less than the greater of (1) $250,000,000, and (2) seventy-five percent (75%) of (w) its Tangible Net Worth as of December 31, 2002, plus, (x) ninety percent (90%) of all capital contributions made during the fiscal year ending on December 31, 2003, plus, (y) fifty percent (50%) of positive year-to-date net income for such Persons, minus, (z) the dollar value of all repurchases of common stock in New Century Financial Corporation by New Century Financial Corporation, in an amount not to exceed the lesser of: (i) the dollar equivalent of repurchases of 1,800,000 shares (or share equivalents in the case of stock splits/reverse splits), or (ii) $40,000,000.

(iii) The Seller and the Purchaser, on a consolidated basis, had a ratio of Total Indebtedness to Tangible Net Worth of             , which ratio is less than 12:1.

(iv) New Century Financial Corporation had a ratio of Total Indebtedness to Tangible Net Worth of             , which ratio is not greater than 12:1.

Annexed hereto is a spreadsheet of calculations as to the above.

Certified this              day of             , 200

By:

Name:
Title:

ANNEX TO QUARTERLY COMPLIANCE CERTIFICATE

[ATTACH SPREADSHEET OF CALCULATIONS]

EXHIBIT G-2

FORM OF MONTHLY LIQUIDITY COMPLIANCE CERTIFICATE

NEW CENTURY MORTGAGE CORPORATION

(in its capacity as Manager)

Reference is made to the Mortgage Loan Purchase and Servicing Agreement, dated as of September 5, 2003 (the “Purchase Agreement”), among New Century Mortgage Corporation, as Seller and Servicer and Von Karman Funding LLC, as Purchaser. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

Pursuant to Section 4.26(b) of the Purchase Agreement, the undersigned officer of the Manager hereby certifies to each SLN Placement Agent and to the Swap Counterparty that, as measured at a balance sheet date of the last day of the calendar month of             , 200    , the Seller, the Purchaser and New Century Financial Corporation on a consolidated basis, had Liquidity of $            , which amount is not less than $60,000,000.

Annexed hereto is a spreadsheet of calculations as to the above.

Certified this day of , 200

By:

Name:
Title:

ANNEX TO MONTHLY LIQUIDITY COMPLIANCE CERTIFICATE

[ATTACH SPREADSHEET OF CALCULATIONS]